Exhibit 99.1

EXECUTION VERSION

Up to US$450,000,000

FACILITY AGREEMENT

dated 28 oCTOBER 2021

for

RY ELEVATE INC.

arranged by

CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH

(招商银行股份有限公司上海分行)

with

CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH

(招商银行股份有限公司上海分行)

acting as Facility Agent and as Security Agent

Legal counsel to the Borrower	Legal counsel to the Finance Parties

TABLE OF CONTENTS

Clause		Page
1	Definitions and Interpretation	1
2	The Facility	36
3	Purpose	36
4	Conditions of Utilisation	37
5	Utilisation	38
6	Repayment	40
7	Prepayment and Cancellation	41
8	Interest	44
9	Interest Periods	47
10	Changes to the Calculation of Interest	48
11	Fees	50
12	Tax Gross-Up and Indemnities	50
13	Increased Costs	54
14	Other Indemnities	56
15	Mitigation by the Lenders	57
16	Costs and Expenses	58
17	Representations	59
18	Information Undertakings	64
19	General Undertakings	69
20	Events of Default	80
21	Changes to the Lenders	84
22	Changes to the Borrower	90
23	Role of the Facility Agent, the Security Agent and the Arranger	90
24	Conduct of Business by the Finance Parties	97
25	Sharing Among the Finance Parties	98
26	Payment Mechanics	99
27	Set-Off	103
28	Notices	103
29	Calculations and Certificates	105
30	Partial Invalidity	105
31	Remedies and Waivers	105
32	Amendments and Waivers	106
33	Confidentiality	111

i	Project Elevate (Founder Financing) - Facility Agreement

ii	Project Elevate (Founder Financing) - Facility Agreement

THIS AGREEMENT is dated 28 October 2021 and made between:

(1)	RY ELEVATE INC., a BVI business company incorporated under the laws of the British Virgin Islands with limited liability, with its registered office at Ritter House, Wickhams Cay II, P.O. Box 3170, Road Town, Tortola VG1110, British Virgin Islands and with company number 2064882 (the Borrower);

(2)	CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行), incorporated in the PRC with limited liability, as mandated lead arranger (the Arranger);

(3)	CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行), incorporated in the PRC with limited liability, as lender (the Original Lender);

(4)	CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行), incorporated in the PRC with limited liability, as agent of the other Finance Parties (the Facility Agent); and

(5)	CHINA MERCHANTS BANK CO., LTD. SHANGHAI BRANCH (招商银行股份有限公司上海分行), incorporated in the PRC with limited liability, as security agent and trustee for the Finance Parties (the Security Agent).

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	Definitions

In this Agreement:

Acceleration Event means an Event of Default in respect of which the Facility Agent has taken any action pursuant to paragraph (b) or (c) of Clause 20.16 (Acceleration) in respect of the full principal amount of each of the Utilisation(s) then outstanding.

Accounting Principles means, in respect of:

(a)	the Borrower or a Target Group Member incorporated in a jurisdiction which has generally accepted accounting principles, standards and practices, the generally accepted accounting principles, standards and practices in that jurisdiction or IFRS; or

(b)	the consolidated Target Group or a Target Group Member incorporated in a jurisdiction which does not have generally accepted accounting principles, standards and practices, IFRS.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company (in each case, including head offices and branches of that person).

Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraphs (a)(i) and (b)(i) of Clause 18.1 (Financial statements).

Anti-Corruption Laws means, as applicable, the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and/or any similar anti-bribery laws, rules or regulations issued,

1	Project Elevate (Founder Financing) - Facility Agreement

administered or enforced by any Governmental Agency having jurisdiction over the Borrower concerning bribery and corruption.

Anti-Money Laundering Laws means all applicable money laundering statutes and rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Agency having jurisdiction over the Borrower concerning money laundering.

APLMA means the Asia Pacific Loan Market Association Limited.

Approved Bank means:

(a)	a Finance Party or any Affiliate of a Finance Party;

(b)	any bank or financial institution listed in Schedule 8 (Approved Banks);

(c)	a national commercial bank which is rated at least AA+ by any one of China Lianhe Credit Rating Co. Ltd., Dagong Global Credit Rating Co., Ltd. or China Chengxin International Credit Rating Co., Ltd;

(d)	a commercial bank which is rated at least A-1 by Standard & Poor’s Ratings Group or A3 by Moody’s Investors Service, Inc. or a comparable rating from an internationally recognised credit rating agency for its long term debt obligations; or

(e)	any other bank or financial institution approved by the Facility Agent (acting on the instructions of the Majority Lenders),

provided that in the case of paragraphs (c) and (d) above, no bank or financial institution shall cease to be an Approved Bank as a result of a downgrade to its rating below the applicable rating threshold as set out in paragraphs (c) and (d) above unless (i) ninety (90) Business Days has passed since the earlier of the date on which the Facility Agent has notified the Borrower of such downgrade or the Borrower becomes aware of such downgrade and (ii) that bank or financial institution’s rating on such date remains below the applicable rating threshold as set out in paragraphs (c) and (d) above.

Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee and agreed by the Facility Agent.

Auditors means (a) PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche; (b) any Affiliate of any auditors referred to in (a); or (c) any other firm approved in advance by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration, in each case, as required by law.

Authorised Signatory means the CEO, the CFO or any director of the Borrower.

Availability Period means:

(a)	in respect of a Utilisation to be applied in accordance with subparagraph (a)(i) or (a)(ii) or paragraph (b) of Clause 3.1 (Purpose), the period from and including the Signing Date to and including the earliest of:

(i)	the Initial Utilisation Date;

2	Project Elevate (Founder Financing) - Facility Agreement

(ii)	the first date on which the Merger Agreement is terminated or ceases to have effect and has lapsed in accordance with its terms; and

(iii)	21 June 2022, subject to an extension of a further twelve (12) Months from the date of the Supplemental Commitment Letter provided that credit approval for the issue of the Supplemental Commitment Letter has been obtained by the Arranger;

(b)	in respect of a Utilisation to be applied in accordance with subparagraph (a)(iii) or paragraph (c) of Clause 3.1 (Purpose), the period from and including the Signing Date to and including the date falling twenty four (24) Months after the Initial Utilisation Date; and

(c)	in respect of a Utilisation to be applied in accordance with paragraph (d) of Clause 3.1 (Purpose), the period from and including the Signing Date to and including the date falling forty one (41) Months after the Initial Utilisation Date.

Available Commitment means, in relation to a Lender and the Facility, that Lender’s Commitment under the Facility minus:

(a)	the amount of its participation in any outstanding Loans under the Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Loans that are due to be made under the Facility on or before the proposed Utilisation Date.

Available Facility means the aggregate for the time being of each Lender’s Available Commitment in relation to the Facility.

Bidco means Garnet Faith Limited, an exempted company incorporated in the Cayman Islands with limited liability with registration number 368971 and having its registered office at c/o Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman KY1-9005, Cayman Islands which will be merged into the Target on closing of the Merger and from that point on any reference to Bidco means that surviving entity of the Merger.

Bidco Facilities means the facilities under the Bidco Facilities Agreement.

Bidco Facilities Agreement means the up to US$1,825,000,000 facilities agreement dated 21 October 2021 entered into between, among others, Bidco as the borrower and China Merchants Bank Co., Ltd. Shanghai Branch (招商银行股份有限公司上海分行) as facility agent and security agent.

Borrower Account Charge means the PRC law governed account charge entered into or to be entered into between the Borrower and the Security Agent whereby the Borrower grants first ranking Security over the Debt Service Reserve Account and the Prepayment Account.

Borrower Share Charge means the British Virgin Islands law governed equitable share mortgage entered into or to be entered into between the Parent and the Security Agent whereby the Parent grants first ranking Security over all of the shares held by the Parent in the Borrower.

Break Costs means the amount (if any) by which:

(a)	the interest (excluding any portion thereof representing the Cash Margin) which a Lender should have received for the period from the date of receipt of all or any part of

3	Project Elevate (Founder Financing) - Facility Agreement

its participation in any Loan or any Unpaid Sum to the last day of the current Interest Period in respect of that Loan or that Unpaid Sum, had the principal amount of that Loan or that Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or that Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong, (for all purposes other than any date for payment of principal, fee, interest or any debt service reserve amount under the Finance Documents) the British Virgin Islands and the PRC and:

(a)	in relation to any Utilisation and any payment in or purchase of US Dollars, New York;

(b)	in relation to any Security Document entered into by the Borrower and/or the Parent, the Relevant Jurisdiction of the Borrower or the Parent (as applicable); and

(c)	in relation to the determination of any interest rate by reference to LIBOR for any Interest Period in relation to any Loan, London.

Capitalised Lease Obligations means an obligation that is required to be classified and accounted for as a finance lease or a capital lease for financial reporting purposes and excluding any obligation that is treated as an operating lease on the basis of IAS 17 (Leases) (or any equivalent measure under the Accounting Principles). The amount of indebtedness represented by such obligation will be the capitalised amount of such obligation at the time any determination thereof is to be made as determined on the basis of IAS 17 (Leases) (or any equivalent measure under the Accounting Principles), and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

Cash Equivalent Investments means at any time:

(a)	(i) certificates of deposit or time deposits (in each case) maturing within one (1) year, or (ii) structured deposits maturing within six (6) months, (in each case) after the relevant date of calculation and issued or distributed by (A) any national commercial bank in the PRC; or (B) an Approved Bank;

(b)	any investment in marketable debt obligations maturing within one (1) year after the relevant date of calculation which is not convertible or exchangeable to any other security, issued or guaranteed by a government, Governmental Agency or multilateral intergovernmental organisation which is rated at least A-1 by S&P Global Ratings, F1 by Fitch Ratings Ltd. or P-1 by Moody’s Investors Service Limited;

(c)	any investment in debt securities maturing within one (1) year after the relevant date of calculation which is not convertible into any other security and is rated either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited (or, if no rating is available in respect of such debt securities, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating);

4	Project Elevate (Founder Financing) - Facility Agreement

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	which matures within one (1) year after the relevant date of calculation; and

(iii)	which has a credit rating of either A-1 or higher by S&P Global Ratings, F1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of such commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	investments accessible within three (3) months in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P Global Ratings, F-1 or higher by Fitch Ratings Ltd. or P-1 or higher by Moody’s Investors Service Limited; and

(ii)	invest substantially all of their assets in securities or investments of the types described in paragraphs (a) to (d) above;

(f)	time deposit accounts, certificates of deposit and money market deposits (which mature within one (1) year after the relevant date of calculation) with:

(i)	any Approved Bank; or

(ii)	any other bank or trust company organised under the laws of the PRC whose long-term debt is rated as high as or higher than any of those entities referred to in paragraph (f)(i) above; or

(g)	any other debt security approved by the Facility Agent (acting on the instructions of the Majority Lenders, with each Lender acting reasonably),

in each case, denominated in US dollars, RMB, HKD or other freely transferable and freely convertible currencies and which the Borrower is alone beneficially entitled at that time and which is not issued or guaranteed by the Borrower or subject to any Security (other than any Permitted Security).

Cash Margin means 2.90 per cent, per annum.

CEO means in relation to an entity, the chief executive officer of that entity for the time being (or such person(s) undertaking such equivalent role from time to time).

Certain Funds Event means:

(a)	a Major Default is continuing;

(b)	a Change of Control has occurred; or

(c)	a Certain Funds Illegality Event is continuing.

Certain Funds Illegality Event means:

(a)	it becomes illegal in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its

5	Project Elevate (Founder Financing) - Facility Agreement

participation in a Certain Funds Utilisation due to a Change in Law (provided that this shall not affect the obligation of any other Lender); and

(b)	any funding shortfall created as a result of such illegality or unlawfulness referred to in paragraph (a) above is not and cannot be met by the aggregate of:

(i)	funding or commitment provided by one or more new or existing Lenders as a result of all or part of the Commitment (attributable to such first-mentioned Lender) being transferred or assigned to (or as a result of equivalent Commitment(s)) assumed by such new or existing Lenders in accordance with Clause 15 (Mitigation by the Lenders) or Clause 32.5 (Replaceable Lender); and

(ii)	the Borrower’s own funds (including the proceeds of any New Borrower Shareholder Injections made available to the Borrower).

Certain Funds Period means the period from the Signing Date until (and including) the last day of the Availability Period referred to in:

(a)	paragraph (a) of the definition of Availability Period, in respect of Certain Funds Utilisations made for the purpose set out in subparagraph (a)(i) or (a)(ii) or paragraph (b) of Clause 3.1 (Purpose); or

(b)	paragraph (b) of the definition of Availability Period, in respect of Certain Funds Utilisations made for the purpose set out in subparagraph (a)(iii) or paragraph (c) of Clause 3.1 (Purpose).

Certain Funds Utilisation means a Utilisation made or to be made under the Facility for the purpose set out in paragraph (a) or (b) of Clause 3.1 (Purpose) during the Certain Funds Period.

CFO means, in relation to an entity, the chief financial officer of that entity for the time being (or such person(s) undertaking such equivalent role from time to time).

Change in Law means, with respect to a Lender:

(a)	the introduction of any law or regulation occurring after the later of (i) the Signing Date and (ii) the date on which that Lender became Party as a Lender (such later date being the Relevant Date in respect of such Lender); or

(b)	any change in or re-enactment of (or in the interpretation, administration or application of) any law or regulation in existence as at the Relevant Date (in respect of such Lender) that results in such law or regulation not being substantively comparable to or being materially more onerous to comply with than, in each case, such law or regulation as at the Relevant Date in respect of such Lender, but, in each case, excluding the introduction of, change in or re-enactment of any law or regulation that has been overcome and no longer affects such Lender.

Change of Control means:

(a)	the Founder ceases to control the Parent; or

(b)	the Parent ceases to directly control the Borrower; or

(c)	before the occurrence of an IPO:

6	Project Elevate (Founder Financing) - Facility Agreement

(i)	the Sponsors (taken together) cease to own (directly or indirectly) more than 50 per cent. of the issued shares or voting power in the Target; or

(ii)	the Sponsors (taken together) cease to have the power to appoint or remove all of the directors or other equivalent officers of the Target which together control at least the majority of votes which may be cast at a meeting of the board of directors of the Target; or

(d)	on and following the occurrence of an IPO:

(i)	if the IPO Entity is the Target or an IPO Holding Company:

(A)	the Sponsors (taken together) cease to own (directly or indirectly) more than 30 per cent. of the issued shares or voting power of the Target; or

(B)	the Sponsors (taken together) ceases to hold a greater percentage of the voting share capital or the issued share capital of the Target than any other person or group of persons acting in concert (other than any Sponsor),

(ii)	if the IPO Entity is a member of the Target Group (other than the Target):

(A)	the Sponsors (taken together) cease to own (directly or indirectly via the Target) more than 30 per cent. of the issued shares or voting power in such IPO Entity; or

(B)	the Sponsors cease to hold a greater percentage of the voting interests or the issued share capital in such IPO Entity than any other person or group of persons acting in concert (other than any Sponsor), where, for the purposes of:

(i)	paragraph (a) above, control means:

(A)	the ownership of more than 50 per cent. of the total voting interests in and of the issued share capital of the Parent; and

(B)	the power to direct or cause the direction of the management and policies of the Parent and appoint or remove all of the directors or other equivalent officers of the Parent which together, control at least the majority of the votes which may be cast at a meeting of the board of directors of the Parent, whether through ownership of the voting capital, by contract or otherwise;

(ii)	paragraph (b) above, control means the ownership of 100% of the total voting interests in and of the issued share capital of the Borrower.

Charged Assets means the assets charged or purported to be charged or otherwise made the subject of Security pursuant to any of the Security Documents.

Closing Date means the date on which the completion of the Merger occurs.

Code means the US Internal Revenue Code of 1986.

Commitment means:

7	Project Elevate (Founder Financing) - Facility Agreement

(a)	in relation to the Original Lender, the amount in US Dollars set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in US Dollars of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Commitment letter means the commitment letter dated 21 June 2021 between, among others, the Borrower and the Arranger.

Competitor means any person or entity (other than a Target Group Member) engaging principally in a business that is in commercial competition with the Core Business and each Affiliate of such person or entity engaged in such activities.

Confidential Information means all information relating to the Parent, the Borrower, the Bidco, the Target Group, the Merger, the Transaction Documents or the Facility which is provided to a Finance Party in its capacity as, or for the purpose of becoming, a Finance Party (the Receiving Party) in relation to the Merger, the Finance Documents or any of the Facility by the Borrower, the Parent, the Bidco, the Target Group, or any Target Group Member or any of their Affiliates or its advisers (the Providing Party), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of Clause 33 (Confidentiality) or any confidentiality agreement to which that Receiving Party is a party;

(ii)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(iii)	is known by that Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by that Receiving Party after that date, from a source which is, as far as that Receiving Party is aware, unconnected with the Parent, the Borrower, the Bidco, the Target Group or any member of the Group and which, in either case, as far as that Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Facility Agent.

Conflicted Lender means any Lender (which term, for the purposes of this definition shall include any Affiliate of that Lender) which is or is acting on behalf of (including in its capacity as the grantor of a Participation or any other agreement pursuant to which such rights may pass):

(a)	a Competitor;

(b)	an investor or equity holder in a Competitor; or

(c)	an adviser to any such person referred to in paragraphs (a) or (b) above,

8	Project Elevate (Founder Financing) - Facility Agreement

in each case whether before or after such person becomes a Lender and including where a Lender notifies the Facility Agent that it is such (in a Transfer Certificate or otherwise) and where it has been notified as such to the Facility Agent by the Borrower (acting reasonably and in good faith), provided that a Lender will not be deemed to be a Conflicted Lender solely by virtue of that Lender:

(i)	dealing in shares in or securities of a Competitor, where the relevant teams and employees of that Lender engaged in such dealings operate on the public side of an Information Barrier;

(ii)	becoming an investor or equity holder in a Competitor as a consequence of a debt-for-equity swap in, or enforcement of security over shares of, that Competitor; provided that the relevant teams and employees of that Lender involved in such transactions are separated from any teams or employees of that Lender working in relation to the Borrower, the Target Group and the Finance Documents (and related transactions) by way of an Information Barrier;

(iii)	engaging in any merger and acquisition or other advisory activity in relation to or on behalf of a Competitor, provided that the relevant teams and employees of that Lender involved in such advisory activity are separated from any teams or employees of that Lender working in relation to the Borrower, the Target Group and the Finance Documents (and related transactions) by way of an Information Barrier; or

(iv)	being an investor or equity holder in a Competitor through a separately managed private equity investment fund owned or managed by that Lender, provided that the relevant teams and employees of that Lender involved in such private equity fund are separated from any teams or employees of that Lender working in relation to the Borrower, the Target Group and the Finance Documents (and related transactions) by way of an Information Barrier.

Core Business means human-resource-related services and its adjacent businesses, including (a) the Target’s existing businesses consisting primarily of online recruitment, human resources outsourcing (including but not limited to staffing and labor dispatch processing), campus recruitment, training, assessment, executive search and placement services, and other related human capital management services, and (b) investments in related areas including but not limited to information technology, artificial intelligence, professional services and education in each case related to human-resource-related services.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment (or any commitment represented thereby) or amount outstanding under this Agreement.

9	Project Elevate (Founder Financing) - Facility Agreement

Debt Service Reserve Account means the US Dollar reserve account held or to be held by the Borrower with the Facility Agent or its Affiliates and subject to Security in favour of the Security Agent, as the same may be re-designated, substituted or replaced from time to time.

Default means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) (save for Clause 20.16 (Acceleration)) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default, provided that any such event which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default until that condition is satisfied.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date for such Loan in accordance with Clause 5.5 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated any of its material obligations under a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	that Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Disposal means a sale, transfer or other disposal by a person of any asset (whether by a voluntary or involuntary single transaction or series of transactions). For the avoidance of doubt, any sale of shares in a company by that company itself pursuant to a new share issuance by that company does not constitute a Disposal.

Disposal Proceeds means the Net Proceeds of any Share Disposal made by the Borrower.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; and/or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

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(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dissenting Shareholder has the same meaning given to the term in the Merger Agreement.

Dissenting Shares has the same meaning given to the term in the Merger Agreement.

Distressed Investor means a loan to own fund, vulture fund, distressed debt fund or any other entity (including a business group within a bank or financial institution) which is established for or principally invests in distressed debt (or any similar fund or entity).

Dividend Proceeds means any dividends, distributions, money, interests, repayment of shareholder loan, repatriation of capital or other income from the Target received by the Borrower.

Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

Environmental Law means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including any waste.

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower conducted on or from the properties owned or used by the Borrower.

Equity Commitment Letter has the meaning given to it in the Merger Agreement.

ESOP Scheme means an employee equity incentive plan to be established by the Target, pursuant to the terms of the Shareholders’ Agreement.

Event of Default means any event or circumstance specified as such in Clause 20 (Events of Default) (save for Clause 20.16 (Acceleration)).

Exit Prepayment Date has the meaning given to it in paragraph (c) of Clause 7.3 (Disposal of Target Shares).

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Facility means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

Facility Office means:

(a)	in respect of a Lender, the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

FATCA means:

(a)	sections 1471 to 1474 (or any successor sections thereto) of the Code, any associated regulations and other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the United States Internal Revenue Service, the government of the US or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Signing Date.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means the letter dated on or about the Signing Date between the Arranger and the Borrower setting out any of the fees referred to in Clause 11 (Fees).

Finance Document means:

(a)	this Agreement;

(b)	any Security Document;

12	Project Elevate (Founder Financing) - Facility Agreement

(c)	any Utilisation Request;

(d)	the Fee Letter; and

(e)	any other document designated as such by the Facility Agent and the Borrower.

Finance Party means the Facility Agent, the Security Agent, the Arranger or a Lender.

Financial Half-Year means the period commencing on the day after one Financial Half-Year Date and ending on the next Financial Half-Year Date.

Financial Half-Year Date means each of 30 June and 31 December.

Financial Indebtedness means (without double counting) any indebtedness in respect of:

(a)	moneys borrowed;

(b)	any moneys raised under or pursuant to any debenture, bond (other than a performance bond or advance payment bond), note or loan stock or other similar debt instrument (but, in each case, excluding Trade Instruments);

(c)	any amount raised pursuant to any acceptance or documentary credit or by a bill discounting or factoring credit facility or dematerialised equivalents thereof (other than to the extent the same is discounted or factored on a non-recourse basis);

(d)	receivables sold or discounted (otherwise than on a non-recourse basis) but only to the extent of the recourse to the Borrower;

(e)	the amount of liability under any deferred purchase agreement arranged primarily as a method of raising finance and is either treated as a borrowing under the Accounting Principles or to the extent payable more than one hundred eighty (180) days after the period customarily allowed by the relevant supplier (save where payment is deferred because of a dispute with the supplier or because of contractual terms establishing payment schedules linked with contractual performance where the deferred payment does not represent normal trade credit and/or the results of operational testing and excluding earn outs and other contingent consideration arrangements);

(f)	Capitalised Lease Obligations;

(g)	any counter indemnity obligation in respect of a guarantee, indemnity, bond (excluding any performance bond or advance payment bond), standby or documentary or any other instrument (excluding any Trade Instrument) issued by a bank or financial institution (each, an instrument) provided that the underlying obligation in respect of which the instrument was issued would, under one or more of the other paragraphs of this definition, be treated as being Financial Indebtedness;

(h)	amounts raised under any other transaction (not contemplated by the other paragraphs of this definition) which is classified as a borrowing under the Accounting Principles;

(i)	any guarantee, indemnity or other legally binding obligation in respect of financial loss of any person in respect of any indebtedness falling within one or more of the other paragraphs of this definition;

(j)	for the purposes of Clause 20.4 (Cross default) only, any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market

13	Project Elevate (Founder Financing) - Facility Agreement

value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that due amount) as at that time shall be taken into account); or

(k)	shares which are expressed to be redeemable (otherwise than solely at the option of the issuer thereof) prior to the date falling six (6) months after the Termination Date,

but excluding all indebtedness for or in respect of pension or post-employment benefit related liabilities, indebtedness under any New Borrower Shareholder Injection.

Financial Year means the annual accounting period of twelve (12) months ending on 31 December in each year.

Founder means Mr. Rick Yan, a citizen of Hong Kong, founder and CEO of the Group and holder of a Hong Kong ID with number E709782(8).

Funds Flow Statement means the statement showing, among other things, the funds flow on the Initial Utilisation Date of the Facility (including the borrowing and lending of money pursuant to this Agreement).

Governmental Agency means any government or any governmental agency, semi- governmental or judicial entity or authority (including any stock exchange or any self- regulatory organisation established under statute).

HK$, Hong Kong Dollars and $ denote the lawful currency of Hong Kong.

Holding Company means, in relation to a company, corporation or entity, any other company, corporation or entity in respect of which it is a Subsidiary.

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Illegal Lender means a Lender whom the Borrower is or becomes obliged to repay or prepay pursuant to Clause 7.1 (Illegality).

Impaired Agent means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent,

unless in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

14	Project Elevate (Founder Financing) - Facility Agreement

(B)	a Disruption Event,

and payment is made within five (5) Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increased Costs has the meaning given to that term in paragraph (b) of Clause 13.1 (Increased Costs).

Increased Costs Lender means a Lender to whom the Borrower is required to pay Increased Costs under Clause 13 (Increased Costs), to make a tax gross-up under Clause 12.2 (Tax gross-up) or tax indemnity payment under Clause 12.3 (Tax indemnity).

Indirect Tax means any goods and services tax, consumption tax, business tax, value added tax or any tax of a similar nature.

Information Barrier means, in relation to a Lender, a system of controls and monitoring (including, but not limited to, physical segregation of employees and restrictions on access to and flow of information) sufficient to ensure that:

(a)	information relating to the Borrower or the Target Group and the Finance Documents (and related transactions) held by that Lender is not disclosed to any person who is or who is acting on behalf of either a Competitor or an investor or equity holder in a Competitor or who is engaged in any merger and acquisition or other advisory activity in relation to or on behalf of a Competitor; and

(b)	information available to any team or employee of that Lender who is or who is acting on behalf of either a Competitor or an investor or equity holder in a Competitor or who is engaged in any merger and acquisition or other advisory activity in relation to a Competitor is not disclosed to any team or employee of that Lender acting in relation to the Borrower or the Target Group or the Finance Documents (and related transactions).

Initial Utilisation Date means the date on which the first Loan is made or to be made.

Insolvency Event in relation to a Finance Party means that such Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with, or for the benefit of, its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

15	Project Elevate (Founder Financing) - Facility Agreement

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

Interim Investors Agreement means the interim investors agreement dated 21 June 2021 entered into by, among others, the Founder, the Borrower and Bidco, as amended, restated, supplemented or otherwise modified from time to time.

Interpolated Screen Rate means, in relation to LIBOR for a Loan and any Interest Period relating thereto, the rate per annum (rounded upwards to the same number of decimal places as the two relevant Screen Rates referred to in paragraphs (a) and (b) below) for the period that is equal in length to such Interest Period which results from interpolating on a linear basis between:

(a)	the rate per annum that is equal to the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the length of such Interest Period of that Loan; and

(b)	the rate per annum that is equal to the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the length of such Interest Period of that Loan,

16	Project Elevate (Founder Financing) - Facility Agreement

each as of the Specified Time on the Quotation Day for US Dollars of that Loan for such Interest Period.

Investor Affiliates means an Investor, any Affiliate of an Investor, any trust of which an Investor or any of its respective Affiliates is a trustee, any partnership of which an Investor or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its respective Affiliates (in each case, including their respective successors, assigns and transferees) provided that any such trust, fund or other entity which has been established for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by an Investor or any of its respective Affiliates which have been established for the primary purpose or main purpose of investing in the share capital of companies, in each case, shall not constitute an Investor Affiliate.

Investors means the Sponsors, any Sponsor Affiliate, management, employees and any other person holding an interest in the Target Group pursuant to a management incentive plan, incentive scheme or similar arrangement, any co-investor agreed with the Facility Agent and any other person approved by the Majority Lenders, in each case, including their respective successors, assigns and transferees.

IPO means the listing or admission to trading on any stock or securities exchange or market of any share or securities of the Target, any Target Group Member or any Holding Company of the Target that has been established for the purposes of holding the Investors’ investment in the Target (but excluding any Investor or Investor Affiliate or any holding company thereof, other than any direct or indirect Holding Company of the Target whose primary assets comprise a direct or indirect shareholding in the Target) (IPO Holding Company), or any sale or issue by way of listing, flotation or public offering (or any equivalent circumstances) of any shares or securities of the Target, any Target Group Member or any IPO Holding Company, in any jurisdiction or country (the entity whose shares or securities are so listed, admitted to trading, sold or issued being the IPO Entity).

IPO Entity has the meaning given to that term in the definition of IPO.

IPO Holding Company has the meaning given to that term in the definition of IPO.

Joint Venture means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

Knowledge means, in respect of the Borrower, to the best of the knowledge and belief of its directors (after due and careful enquiry).

Legal Reservations means:

(a)	the principle that certain (including equitable) remedies may be granted or refused at the discretion of a court, the principle of reasonableness and fairness where implied by law and the limitation of enforcement by laws relating to bankruptcy, insolvency, reorganisation, court schemes, administration, moratoria and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of acquiescence, set off or counterclaim;

17	Project Elevate (Founder Financing) - Facility Agreement

(c)	similar principles, rights and defences in respect of the enforceability of a contract, agreement or undertaking under the laws of any Relevant Jurisdiction;

(d)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(e)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(f)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created; and

(h)	any other matters which are set out as qualifications or reservations as to matters of law of general application and which are set out in the legal opinions accepted pursuant to Clause 4 (Conditions of Utilisation) (as if references therein to any document to which such legal opinions apply were references to any document to which any representation or warranty under any Finance Document (which is qualified by the Legal Reservations) relates).

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Lender in accordance with Clause 21 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

Liabilities means all present and future moneys, debts and liabilities due, owing or incurred by the Borrower to any Finance Party under or in connection with any Finance Document (in each case whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

LIBOR means, in relation to a Loan and any Interest Period relating thereto, the rate equal to:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency of such Loan and a period equal in length to such Interest Period) the Interpolated Screen Rate for that Loan for such Loan and such Interest Period; or

(c)	(if (i) no Screen Rate is available for the currency of such Loan and a period equal in length to such Interest Period and (ii) it is not possible to calculate the Interpolated Screen Rate for such Loan and such Interest Period) the Reference Bank Rate, as of, in the case of paragraphs (a) to (c) above, the Specified Time on the Quotation Day for US Dollars and, in the case of paragraphs (a) and (c) above, for a period equal in length to the

18	Project Elevate (Founder Financing) - Facility Agreement

Interest Period of that Loan, provided that if that rate is less than zero, then the rate for such Loan and such Interest Period shall be deemed to be zero.

Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that Loan.

London Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London including dealings in interbank deposits in London.

Major Default means any Event of Default (only insofar as it relates to the Borrower and the Parent only (and without any application (including by way of procurement obligation) in respect of Bidco, the Target or any member of the Target Group) under any of Clause 20.1 (Non-payment), Clause 20.2 (Other obligations) (only insofar as it relates to a Major Undertaking), Clause 20.3 (Misrepresentation) (only insofar as it relates to a Major Representation), Clause 20.6 (Insolvency), Clause 20.7 (Insolvency proceedings), Clause 20.8 (Creditors’ process), Clause 20.9 (Unlawfulness and invalidity) and Clause 20.11 (Repudiation and rescission of agreements).

Major Event of Default means an Event of Default under any of Clause 20.1 (Non-payment), Clause 20.6 (Insolvency), Clause 20.7 (Insolvency proceedings) or Clause 20.8 (Creditors’ process).

Major Representation means a representation or warranty given under any of Clause 17.2 (Status) to Clause 17.6 (Validity and admissibility in evidence) (inclusive), Clause 17.14 (No prior business), Clause 17.20 (Legal and beneficial ownership) and Clause 17.21 (Target Shares) (only insofar as it relates to the shares in the Target (which are subject to Transaction Security) being fully paid up and (upon enforcement of such Transaction Security) being freely transferable), clause 4.1(a) of the Parent Assignment Agreement and clauses 3.1(a) and 3.2 of the Borrower Share Charge.

Major Undertaking means an undertaking described in Clause 19.6 (No business), Clause 19.7 (Negative pledge), Clause 19.8 (Disposals), Clause 19.9 (Merger), Clause 19.10 (Financial Indebtedness), Clause 19.11 (Acquisitions and investments), Clause 19.12 (Loans and guarantees), Clause 19.16 (Restricted payments) and Clause 19.23 (Shareholders’ Agreement).

Majority Lenders means:

(a)	if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan(s) then outstanding aggregate more than 66⅔% of such Loan(s) then outstanding.

Management Support Agreement means the support agreement dated 21 June 2021 by, among others, Bidco, the Founder, the Parent, the Borrower, Kathleen Chien and LLW Holding Ltd., which provides, among other things, that the applicable shares in the Target held by the Continuing Shareholders (as defined therein) shall survive and continue as shares in the surviving company following the Merger.

Market Disruption Event has the meaning given to that term in paragraph (b) of Clause 10.2 (Market disruption).

19	Project Elevate (Founder Financing) - Facility Agreement

Material Adverse Effect means a material adverse effect (after taking into account all resources, insurance, indemnity and assurance available to the Borrower and the timing and likelihood of recovery) on:

(a)	the consolidated business, assets or financial condition of the Borrower; or

(b)	the ability of the Borrower to perform its payment obligations under the Finance Documents; or

(c)	subject to the applicable Legal Reservations and the Perfection Requirements, the validity or enforceability of any Finance Document (in each case, in accordance with its terms) or the effectiveness of the Security granted under the Security Documents in a manner which would be materially adverse to the interests of the Finance Parties under the Finance Documents taken as a whole, provided that, in each case under this paragraph (c), if capable of remedy the applicable event or circumstance giving rise to such material adverse effect is not remedied within thirty (30) Business Days of the Borrower becoming aware of such event or circumstance or being given written notice of such event or circumstance by the Facility Agent.

Merger means the merger of Bidco and the Target on the terms of which the Target shall be the surviving company in accordance with Part XVI of the Companies Act (2021 Revision) of the Cayman Islands and upon the terms and subject to the conditions of the Merger Agreement.

Merger Agreement means the agreement and plan of merger dated 21 June 2021 between Bidco and the Target, as amended, restated, supplemented or otherwise modified from time to time.

Merger Consideration has the same meaning given to the term in the Merger Agreement.

Merger Costs means any fees, costs (including any hedging costs), expenses and stamp, registration and other taxes incurred, or any amortization thereof, in connection with the Merger or the Transaction Documents.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month and, consistent with the terms of this Agreement, that Interest Period is to be of a duration equal to a whole number of Months, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

Net Proceeds means the cash proceeds received or recovered by the Borrower of any Share Disposal (but excluding any such proceeds which are held or to be held by a third party in escrow, which are otherwise withheld by any third party or which are passed through from the Borrower to a third party to be held in escrow or to be withheld by such third party (a

20	Project Elevate (Founder Financing) - Facility Agreement

Withholding and any such proceeds being subject to Withholding, the Withheld Proceeds)), after deducting (without double counting):

(a)	fees, costs and expenses incurred by the Borrower with respect to that Share Disposal to persons who are not Target Group Members;

(b)	any Tax incurred and required to be paid or reserved for by the Borrower or seller in connection with that Share Disposal (as reasonably determined by the Borrower or seller and taking into account any available credit or relief) or the transfer of the proceeds thereof to the Borrower for the purpose of making any prepayment of the Facility from such proceeds;

(c)	amounts retained to cover anticipated liabilities reasonably expected to arise in connection with that Share Disposal in the eighteen (18) Month period immediately following the date of such Share Disposal provided that where such anticipated liabilities do not materialise in that eighteen (18) Month period, those amounts retained shall, upon the expiry of that eighteen (18) Month period, be deemed to be Net Proceeds;

(d)	in the case of any Share Disposal, costs incurred for preparing for such Share Disposal as certified by the Borrower as being reasonably incurred in connection with such Share Disposal and payable to a person who is not a Target Group Member;

(e)	amounts to be repaid by the Borrower to any entity disposed of (or any Subsidiary thereof) in respect of intra-group indebtedness provided that such intra-group indebtedness is permitted to be incurred pursuant to paragraph (b) of Clause 19.10 (Financial Indebtedness); and

(f)	third party debt secured on any assets disposed of which is required to be repaid out of those proceeds on its terms,

provided that if at any time any part of the Withheld Proceeds are released and are received by the Borrower, it shall promptly upon becoming aware of the release of such Withheld Proceeds notify the Facility Agent accordingly, and any portion of any Withheld Proceeds to which Withholding applied and hence was not applied towards such mandatory prepayment (but would have been required to be applied towards such mandatory prepayment had such Withholding not applied) will be applied in prepayment of the Utilisation(s) as soon as reasonably practicable (and, in any event, no later than the last day of the first Interest Period which ends not less than twenty (20) Business Days after the date of the release of such Withheld Proceeds).

New Borrower Equity means the cash proceeds of fully paid ordinary or non-redeemable preference shares in the Borrower or fully paid redeemable shares in the Borrower with a redemption date at least six (6) Months after the Termination Date, which are issued to the Parent for cash whether prior to the Closing Date, on or after the Closing Date, to the extent the proceeds are not applied on the Closing Date in accordance with the Funds Flow Statement.

New Borrower Shareholder Injections means the aggregate amount of New Borrower Equity and/or New Subordinated Liabilities.

New Lender has the meaning given to that term in Clause 21 (Changes to the Lenders).

21	Project Elevate (Founder Financing) - Facility Agreement

New Subordinated Liabilities means Subordinated Liabilities arising after the Closing Date or arising prior to the Closing Date to the extent the proceeds are not applied on the Closing Date in accordance with the Funds Flow Statement.

Non-Consenting Lender means any Lender which does not consent to any decision requiring a waiver or amendment or other consent requested in respect of the Facility, if:

(a)	the Borrower, through the Facility Agent, has requested that consent, waiver or amendment in relation to any Finance Document; and

(b)	the Majority Lenders have agreed to that consent, waiver or amendment.

Non-Market Lender means any Lender whose Commitment is being included to trigger a Market Disruption Event pursuant to paragraph (ii) of the definition of that term.

Non-Responding Lender means any Lender that fails to:

(a)	accept or reject a request by or on behalf of the Borrower for any waiver, amendment or other consent requested in relation to the Facility within twenty (20) Business Days (or, if the Borrower agrees to a longer time period in relation to that request or the Borrower specifies a longer period in that request during which a Lender may respond, on or prior to the expiry of such longer period so agreed or specified by the Borrower) of a written request; or

(b)	sign a Transfer Certificate within ten (10) Business Days of any request pursuant to paragraph (a) of Clause 32.5 (Replaceable Lender).

Original Financial Statements means a copy of:

(a)	the audited consolidated annual financial statements of the Target Group for the financial year ending on 31 December 2020; and

(b)	the unaudited unconsolidated annual financial statements of the Borrower delivered pursuant to subparagraph (a)(i)(A) of Clause 18.1 (Financial Statements).

Parent means RY Holdings Inc., a BVI business company incorporated under the laws of the British Virgin Islands with limited liability, with its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands and with company number 583378.

Parent Assignment Agreement means the Hong Kong law governed assignment agreement to be entered into between the Parent and the Security Agent whereby the Parent grants Security over all its rights under any intercompany loan granted by the Parent to the Borrower.

Participation means a Debt Purchase Transaction other than a purchase falling within paragraph (a) of the definition thereof.

Party means a party to this Agreement.

Perfection Requirements means the making or the procuring of the appropriate registrations (including registrations of security interests), filings, endorsements, notarisation, stampings, notifications and/or other actions and steps required to be made in any jurisdiction in order to perfect the Security created or expressed to be created pursuant to the Finance Documents and/or in order to achieve the relevant priority for the Security created thereunder.

22	Project Elevate (Founder Financing) - Facility Agreement

Permitted Acquisition means any acquisition permitted under paragraph (b) of Clause 19.11 (Acquisitions and investments).

Permitted Disposal means any Disposal permitted under paragraph (b) of Clause 19.8 (Disposals).

Permitted Financial Indebtedness means any Financial Indebtedness permitted to be incurred under paragraph (b) of Clause 19.10 (Financial Indebtedness).

Permitted Guarantees means any guarantee or indemnities permitted under paragraph (b) of Clause 19.12 (Loans and guarantees).

Permitted Holdco Activity means:

(a)	liabilities arising from the incurrence of fees, costs, commissions and expenses in connection with the Transaction Documents and/or the Utilisation of the Facility or in the ordinary course of business of a holding company including in connection with maintenance of existence, all necessary filings and compliance with all applicable laws and liabilities arising by operation of law or agreement of similar effect;

(b)	treasury and normal holding company activities, including the provision of administrative, management, legal and accounting services to the Borrower and/or the Parent of a type customarily provided by a holding company to its subsidiaries;

(c)	making or receiving Permitted Loans, giving or benefiting from Permitted Guarantees, making any Permitted Treasury Transactions, making or receiving any Permitted Payments, issuing or subscribing for a Permitted Share Issue, making a Permitted Acquisition or acquiring rights or incurring liabilities otherwise permitted under the Finance Documents and incurring any Permitted Financial Indebtedness including:

(i)	any Financial Indebtedness and/or other liabilities incurred under the Transaction Documents; and

(ii)	any guarantee or indemnity given under the Transaction Documents;

(d)	acquisition, ownership of and disposal of shares in the Target or Bidco, and credit balances in bank accounts, cash and Cash Equivalent Investments;

(e)	the payment of salaries to management, directors, officers and employees of the Borrower;

(f)	non-trading activities customary for non-trading companies in a transaction of this nature and/or incurrence of liabilities in connection with Taxes, including as a result of acting as the person responsible for payment of Taxes in a tax group (or equivalent) involving the Borrower and/or the Parent;

(g)	any activity in connection with any employee or participation scheme operated by the Target;

(h)	any transactions contemplated under or in connection with any Transaction Document;

(i)	any other activity or transaction permitted by the Facility Agent (with the consent of the Majority Lenders); and

23	Project Elevate (Founder Financing) - Facility Agreement

(j)	activities incidental to the businesses or activities described in paragraphs (a) to (i) above.

Permitted IPO means any IPO of the Target at any time without consent or any other action of any Lender provided that:

(a)	the IPO will not result in a Change of Control; and

(b)	no Event of Default is continuing or would result from the IPO unless such Event of Default arises under Clause 20.1 (Non-payment) and will be remedied by the proposed IPO.

Permitted Loan means any loan or credit permitted under paragraph (b) of Clause 19.12 (Loans and guarantees).

Permitted Payment means any Shareholder Distribution permitted to be made pursuant to paragraph (b) of Clause 19.16 (Restricted payments).

Permitted Security means Security or Quasi Security permitted under paragraph (b) of Clause 19.7 (Negative pledge).

Permitted Security Release has the meaning given to it in Clause 32.4 (Release of Security).

Permitted Share Issue means any share issuance permitted under paragraph (b) of Clause 19.15 (Shares).

Permitted Transferee means, in relation to a transfer, assignment or Voting Participation of the Facility, any bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in syndicated loans but excluding any such entity which is, to the knowledge of such Existing Lender or Lender, a Conflicted Lender or a Distressed Investor.

Permitted Treasury Transaction means:

(a)	any Treasury Transaction entered into in the ordinary course of business (and not for investment or speculative purposes) with a Lender (or any of its Affiliates); or

(b)	any Treasury Transaction which is an interest rate hedging relating to the Facility provided that the aggregate notional amount of all such interest rate hedging shall not exceed the aggregate principal amount outstanding under the Facility or, to the extent any such excess arises, the Borrower takes prompt action to eliminate such excess, including through close out or termination of any cash hedging transactions in whole or in part.

Permitted Transaction means:

(a)            Permitted IPO;

(b)	the liquidation, organisation, merger, demerger, amalgamation, consolidation or corporate reconstruction (a Reorganisation) required to effect a Permitted IPO, provided that no Event of Default is continuing at the commencement of the Reorganisation; and

24	Project Elevate (Founder Financing) - Facility Agreement

(c)	any other transaction set out in, described or contemplated by the Structure Memorandum or permitted by the Majority Lenders, or any action or intermediate step necessary to implement any such transaction.

PRC means the People's Republic of China which, for the purpose of this Agreement, does not include Hong Kong, Macau or Taiwan.

Prepayment Account means a bank account held or to be held in the name of the Borrower with the Facility Agent and which is subject to Security (which is a fixed charge in nature instead of a floating charge) in favour of the Security Agent under a Security Document.

Proceeds means Disposal Proceeds and Dividend Proceeds.

Quasi Security means:

(a)	any arrangement or transaction under which the Borrower and/or the Parent will sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower and/or the Parent;

(b)	any arrangement or transaction under which the Borrower and/or the Parent will sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	any title retention arrangement;

(d)	any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(e)	any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising or assuring the payment of Financial Indebtedness or of financing the acquisition of an asset.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two (2) London Business Days before the first (1st) day of that period unless market practice differs in the Relevant Interbank Market for that currency, in which case the Quotation Day for that currency and that period will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one (1) day, the Quotation Day will be the last of those days).

Recruit means Recruit Holdings Co., Ltd, a limited liability company incorporated under the laws of Japan.

Recruit Support Agreement means the support agreement dated 21 June 2021 among the Borrower, Bidco, Recruit and the other parties thereto.

Reference Bank Rate means in relation to LIBOR and any Interest Period relating thereto, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by each of the Reference Banks in relation to LIBOR, as the rate at which that Reference Bank could borrow funds in the Relevant Interbank Market, in that currency and for that period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

25	Project Elevate (Founder Financing) - Facility Agreement

Reference Banks means, in relation to LIBOR, the principal London office of HSBC Bank plc, Standard Chartered Bank plc, J.P. Morgan plc and Deutsche Bank, AG and such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Financial Statements means the Annual Financial Statements and the Semi-Annual Financial Statements (as applicable).

Relevant Interbank Market means the London interbank market.

Relevant Jurisdiction means, in relation to the Parent or the Borrower:

(a)	its jurisdiction of incorporation as at the Signing Date;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security to be created by it in favour of the Security Agent pursuant to the Security Documents is situated; and

(c)	any jurisdiction where it conducts a material part of its business.

Relevant Provision has the meaning to it in paragraph 5(e) of Schedule 2 (Conditions Precedent).

Repayment Date has the meaning given to that term in Clause 6.1 (Repayment of the Loan(s)).

Repayment Instalment has the meaning given to that term in Clause 6.1 (Repayment of the Loan(s)).

Repeating Representations means each of the representations set out in Clause 17.2 (Status) to Clause 17.6 (Validity and admissibility in evidence), paragraph (a) of Clause 17.9 (No default), and Clause 17.20 (Legal and beneficial ownership) and any other Repeating Representation defined as such in the Security Documents.

Replaceable Lender means a Conflicted Lender, a Defaulting Lender, an Increased Costs Lender, an Illegal Lender, a Non-Consenting Lender or a Non-Market Lender.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Request means any request for a consent, waiver, release, amendment or other vote under the Finance Documents.

Required DSRA Balance means, in respect of the Facility:

(a)	in respect of the balance required to be credited to the Debt Service Reserve Account on the Initial Utilisation Date, an amount equal to the amount of interest that are due to accrue on the outstanding Utilisation(s) (made or due to be made on the Initial Utilisation Date) during the period starting on the Initial Utilisation Date and ending on the date falling twelve (12) months thereafter, calculated on the basis of the interest

26	Project Elevate (Founder Financing) - Facility Agreement

rate for the first Interest Period for the first Loan and the principal outstanding amount of the Loan(s) as at the Initial Utilisation Date; and

(b)	in respect of any date of determination (the DSRA Determination Date) of the Required DSRA Balance after the Initial Utilisation Date, an amount equal to the amount of interest that is due to accrue on the outstanding Utilisation(s) during the period starting on the DSRA Determination Date and ending on the date falling three (3) months thereafter, calculated on the basis of the interest rate for the Interest Period of the Loan(s) as at that DSRA Determination Date and the principal outstanding amount of the Loan(s) as at that DSRA Determination Date assuming for the purposes of such calculation that no prepayment of the Loan(s) will be made during such period, unless and until any amount of prepayment of the Loans has been actually made on that DSRA Determination Date, taking into account such prepayment amount, provided that, if the Borrower has entered into any hedging agreement for the purposes of hedging its interest rate liabilities under all or a portion of the Facility, such interest rate used in the calculation of the interest rate will, insofar as it relates to the Facility or, as the case may be, such portion of the Facility, be such interest rate after giving effect to payments to be made to the Borrower under such hedging agreement.

Sanction Restricted Party means any persons or entities that are the subject of Sanctions.

Sanctionable Activity means any activity that could trigger a designation under existing Sanctions administered by a Sanctions Authority.

Sanctioned Countries means a country or territory that is the subject of Sanctions (as of the Signing Date, comprising Crimea, Cuba, Iran, North Korea, Sudan and Syria, but subject to such changes as take place over time).

Sanctions means any economic or financial sanctions or trade embargoes implemented, administered or enforced by the U.S. Department of Treasury's Office of Foreign Assets Control, the U.S. Departments of State or Commerce or any other US government authority, the United National Security Council, the European Union, Her Majesty's Treasury, the Department for Business, Innovation and Skills or any other UK government authority, any French government authority, the Monetary Authority of Singapore or the Monetary Authority of Hong Kong (such authorities, the Sanctions Authorities).

Sanctions Authorities has the meaning given to that term in the definition of Sanctions.

Screen Rate means, in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US Dollars and for the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages of LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays the rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service is replaced or ceases to be available, the Facility Agent (acting reasonably) may specify another page or service displaying the relevant rate in accordance with Clause 8.5 (Replacement of Screen Rate).

Secured Liabilities means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Borrower to the Finance Parties under each Finance Document.

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Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Document means:

(a)            the Parent Assignment Agreement;

(b)	the Borrower Account Charge;

(c)	the Borrower Share Charge;

(d)	the Target Share Charge; and

(e)	any other document entered into by the Borrower or any other person creating or expressed to create any Security over all or any part of its assets in respect of the obligations of the Borrower under any of the Finance Documents.

Security Property has the meaning given to it in Schedule 7 (Security Trust Provisions).

Selection Notice means a notice substantially in the form set out in Schedule 9 (Selection Notice) given in accordance with Clause 9 (Interest Periods).

Semi-Annual Financial Statements means the financial statements for a Financial Year delivered pursuant to paragraphs (a)(ii) and (b)(ii) of Clause 18.1 (Financial statements).

Share Disposal has the meaning given to it in Clause 7.3 (Disposal of Target Shares).

Share Subscription Agreement means the share subscription agreement entered into on or about the Initial Utilisation Date between the Borrower and Bidco.

Shareholder Distribution means:

(a)	declaring, making or paying any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind and whether by way of share application money or otherwise) on or in respect of its share capital (or any class of its share capital);

(b)	repaying or distributing any dividend or share premium reserve or other reserve;

(c)	paying any management, advisory or other fee to or to the order of the Parent or the Borrower (as the case may be), or any of the shareholders of the Parent or the Borrower (as the case may be) (or its subsequent successors or assigns or transferees or their Affiliates that is not a Target Group Member);

(d)	any purchase, repurchase, redemption, reduction, retirement, acquisition, defeasance, repayment, cancellation or termination by the applicable person of any shares or equity interests in such person, or any payment (or any payment of interest on any unpaid sum relating to such payment), whether in cash or in kind (and including any payment in any sinking fund or similar deposit) on account of any of the foregoing, or the entering into of any other arrangement having a similar effect; or

(e)	any payment, repayment, prepayment, redemption, purchase, acquisition or defeasance (whether on account of principal, interest, fees or otherwise) on account of any Financial Indebtedness owed to any of the shareholders of the Borrower or the Parent (as the case may be) (or its subsequent successors or assigns or transferees or their

28	Project Elevate (Founder Financing) - Facility Agreement

Affiliates that is not a Target Group Member) or in connection with any Subordinated Liabilities.

Shareholders’ Agreement means the shareholders’ agreement relating to the Target to be entered into by, among others, the Target and shareholders of the Target, including the Borrower, in connection with the rights and obligations of the shareholders of the Target and the governance of the Target and the Target Group, as amended, restated, supplemented or otherwise modified from time to time.

Signing Date means the date of this Agreement.

Specified Time means a time determined in accordance with Schedule 6 (Timetables).

Sponsor Affiliate shall have the meaning given to it in the Bidco Facilities Agreement.

Sponsors shall have the meaning given to it in the Bidco Facilities Agreement.

Structural Adjustment means:

(a)	the introduction of any additional tranche, commitment or facility under the Finance Documents (whether ranking junior or pari passu to any of the Facility);

(b)	any increase in or addition of any commitment, any extension of the availability of any commitment;

(c)	the re-denomination of any commitment into another currency, any extension of the date for, or maturity of, or redenomination of, or a reduction of, any amount (including any principal, interest, fee, commission or any mandatory prepayment) owing or payable under the Finance Documents; and

(d)	any changes to the Finance Documents (including changes to, the taking of, or the release coupled with the retaking of, any guarantee or security, save for any Permitted Security Release) that are consequential on, incidental to or required to implement or reflect any of the foregoing.

Structure Memorandum means the structure memorandum dated 12 June 2021 prepared by Ernst & Young (China) Advisory Limited Beijing Branch incorporating transaction steps in connection with the Merger and any permitted reorganisation, as amended and supplemented from time to time.

Subordinated Creditor means the Parent or its Affiliates.

Subordinated Liabilities means the liabilities owed to a Subordinated Creditor by the Borrower under the Subordinated Loan Documents.

Subordinated Loan Document means any document or intercompany account pursuant to which any loan is repayable by the Borrower to any Subordinated Creditor which, if not already subordinated in accordance with Clause 19.19 (Subordination) of this Agreement, is subordinated on terms substantially the same as those included in Clause 19.19 (Subordination) of this Agreement.

Subsidiary means, in relation to any company, corporation or entity, a company, corporation or entity:

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(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or entity;

(b)	more than half the issued share capital, registered capital or equity interest of which is beneficially owned, directly or indirectly, by the first mentioned company, corporation or entity; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or entity,

and for this purpose, a company, corporation or entity shall be treated as being controlled by another if that other company, corporation or entity is (i) able to direct its affairs and/or to control the majority of the composition of its board of directors or equivalent body and/or (ii) able to exercise effective control over it or consolidate its financial condition or results of operation in accordance with the Accounting Principles for the purposes of the consolidated financial statements.

Supplemental Commitment Letter means a commitment letter (dated on a date falling no earlier than six (6) months after the date of the Merger Agreement) containing the same terms as the Commitment Letter and issued by the Arranger at the request of the Borrower who, in its reasonable opinion, has determined that the long stop date under the Merger Agreement has been or will be extended.

Target means 51job, Inc., an exempted company incorporated under the laws of the Cayman Islands with limited liability and registration number 98617, and having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands as the surviving entity of the Merger.

Target Group means the Target and its Subsidiaries (and a Target Group Member means any member of the Target Group).

Target Share Charge means the Cayman Islands law governed equitable share mortgage to be entered into between the Borrower and the Security Agent whereby the Borrower grants first ranking security over shares held by the Borrower in the Target (except any shares held pursuant to the ESOP Scheme).

Target Shares means all ordinary shares issued by the Target which are held by the Borrower, including any new ordinary shares issued by the Target to the Borrower after the Initial Utilisation Date (whether via the ESOP Scheme or otherwise) from time to time.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature that is imposed by law or by a Governmental Agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Termination Date means the date falling seven (7) years after the Initial Utilisation Date.

Third Party Information means any information provided by a third party to the Borrower, the Parent or any Target Group Member other than any such information that has been approved in writing (including by electronic communication) by the Borrower or the Parent to any Finance Party.

Total Commitments means the aggregate of the Commitments, being US$450,000,000 as of the Signing Date.

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Trade Instruments means any performance bonds or advance payment bonds or documentary letters of credit issued in respect of the obligations of the Borrower arising in the ordinary course of trading of the Borrower.

Transaction Documents means the Finance Documents, the Merger Agreement, the Shareholders’ Agreement, the Share Subscription Agreement, the Management Support Agreement, the Recruit Support Agreement, the Interim Investors Agreement and any other documents designated as such by the Borrower and the Arranger (including any disclosure letter).

Transaction Security means the Security created or expressed to be created in favour of the Security Agent pursuant to the Security Documents.

Transfer means a Debt Purchase Transaction entered into by a Lender as assignor or transferor or by way of Voting Participation.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate), in a recommended form of the APLMA from time to time or in any other form agreed between the Facility Agent and the Borrower.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate relating to such assignment or transfer; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate relating to such assignment or transfer.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Finance Documents.

US means the United States of America.

US Dollars, USD or US$ means the lawful currency of the United States of America.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date of Utilisation, being the date on which a Loan is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 3 (Utilisation Requests).

Voting Participation means a Participation which involves a transfer of any voting rights, directly or indirectly, under, or in relation to, the Finance Documents (including arising as a result of being able to direct the way that another person exercises its voting rights).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the Facility Agent, the Arranger, the Borrower, the Parent, Bidco, the Target, any Finance Party, any Lender, any Party or the Security Agent shall be

31	Project Elevate (Founder Financing) - Facility Agreement

construed so as to include its successors in title, permitted assigns and permitted transferees (including the surviving entity of any merger involving that person) or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is:

(A)	previously agreed in writing by or on behalf of the Facility Agent and the Borrower; or

(B)	if such document is to be delivered pursuant to Clause 4.1 (Initial conditions precedent) or specified in Schedule 2 (Conditions Precedent), in the form in respect of which the Facility Agent has given the notification referred to in Clause 4.1 (Initial conditions precedent);

(iii)	an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental), and amend and amended shall be construed accordingly;

(iv)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(v)	the terms specified to those as defined under the Bidco Facilities Agreement have the meanings given to them in the Bidco Facilities Agreement and references to a section or clause in the definitions of those terms or other provisions, unless otherwise specified, are references to the relevant section or clause of the Bidco Facilities Agreement;

(vi)	a Finance Document or a Transaction Document or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument (in any other manner whatsoever) and including any waiver or consent granted in respect of any term of any Finance Document or Transaction Document from time to time;

(vii)	a finance lease or a capital lease is any lease which would, in accordance with IAS 17 (Leases) (or any equivalent measure under the Accounting Principles), be treated as a finance or capital lease but, for the avoidance of doubt, shall exclude any lease, concession, license of property or other arrangement (or guarantee thereof) which would be considered an operating lease under IAS 17 (Leases) (or any equivalent measure under the Accounting Principles) and which is subsequently treated as a finance or capital lease as a result of any change to the treatment of such leases or other arrangements under the Accounting Principles and operating lease will be construed accordingly as any lease which is not a finance lease or capital lease;

32	Project Elevate (Founder Financing) - Facility Agreement

(viii)	including shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(ix)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(x)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(xi)	a group of Lenders includes all the Lenders or another subset of the Lenders as appropriate;

(xii)	guarantee means any guarantee, counter-indemnity, letter of credit, bond, indemnity or similar assurance against loss in respect of any indebtedness of any other person or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xiii)	indebtedness includes any obligation (whether incurred as principal or as guarantor or surety) for the payment or repayment of money, whether present or future, actual or contingent (but shall not include deposits held on behalf of clients);

(xiv)	know your customer checks are the identification checks that any Finance Party requests to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(xv)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(xvi)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, fund, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xvii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, one with which entities to which the same applies customarily comply) of any governmental, intergovernmental or supranational body, agency or department or of any regulatory, self-regulatory or other authority or organisation;

(xviii)	signed communications, documents or notices refers to written communication, documents or notices that carry a manuscript, or a digital or electronic copy of a manuscript, signature, and signature shall be construed accordingly;

(xix)	a sub-participation means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or

33	Project Elevate (Founder Financing) - Facility Agreement

derivative (whether disclosed, undisclosed, risk or funded) by a Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Facility and/or Finance Documents to a counterparty;

(xx)	shares or share capital includes equivalent ownership interests (and shareholder and similar expressions shall be construed accordingly);

(xxi)	a law or a provision of law is a reference to that law or, as applicable, that provision as amended or re-enacted; and

(xxii)	a time of day, unless otherwise specified, is a reference to Hong Kong time.

(b)	The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice or certificate given under or in connection with any Finance Document has the same meaning in that Finance Document, notice or certificate as in this Agreement.

(e)	The Borrower will only be aware of a fact, event or circumstance to the extent that it has Knowledge of such fact, event or circumstance.

(f)	Any obligation of the Borrower to make due and careful enquiry shall be satisfied by such due and careful enquiry being made by it through its directors as is practicable in the circumstances.

(g)	A Default or an Event of Default or a Major Default or Major Event of Default is continuing if it has not been remedied or waived.

(h)	A Default or an Event of Default or a Major Default or Major Event of Default will be remedied (and cease to be continuing) where the underlying circumstances giving rise to the Default or Event of Default or a Major Default or Major Event of Default (as the case may be) cease to exist or where actions have been taken which have addressed the underlying circumstances in each case with the effect that those underlying circumstances (after giving effect to the taking of such actions) no longer constitute a Default or an Event of Default or a Major Default or Major Event of Default (as the case may be), provided that if an Acceleration Event has occurred, then such Event of Default is no longer capable of being remedied and will be continuing unless it has been waived.

(i)	An Acceleration Event is continuing if the relevant Acceleration Event has occurred and the underlying notice of acceleration has not been withdrawn by the Facility Agent.

(j)	In addition to paragraph (h) above, and subject to paragraph (h) above, if a Default (including an Event of Default) occurs for a failure to deliver a required certificate, notice or other document in connection with another default (an Initial Default) then at the time such Initial Default is remedied or waived, such Default (including an Event of Default) for a failure to report or deliver a required certificate, notice or other document in connection with the Initial Default will also be cured without any further action. Any Default (including an Event of Default) for the failure to comply with the time periods prescribed in Clause 18 (Information Undertakings), or otherwise to

34	Project Elevate (Founder Financing) - Facility Agreement

deliver any notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document, shall be deemed to be cured upon the delivery of any such report required by such covenant or notice, certificate or other document, as applicable, even though such delivery is not within the prescribed period specified in this Agreement or any other Finance Document.

(k)	references to any matter being permitted shall include references to such matters not being expressly prohibited by the Finance Documents or otherwise approved by the requisite Lenders.

(l)	If and to the extent that the Majority Lenders are required to act reasonably under the terms of a Finance Document with respect to any matter, each Lender must act reasonably with respect to such matter.

(m)	The equivalent of an amount (expressed in US$) in a currency other than US$ shall, at any time, be the amount in such other currency that could purchase such first-mentioned amount in US$ at that time based on the Facility Agent’s spot rate of exchange from such other currency to US$ at that time.

(n)	No breach of any undertaking under Clause 19 (General Undertakings) or Event of Default under Clause 20 (Events of Default) shall arise merely as a result of a subsequent change in the US dollar equivalent of any amount due to fluctuation in exchange rates.

(o)	For the purposes of determining compliance with any basket amount, threshold and any other exceptions to any undertaking under Clause 19 (General Undertakings) and any Event of Default under Clause 20 (Events of Default), the equivalent to any amount in US dollars shall be determined as at the time of the applicable incurrence, disposal, acquisition, investment, lease, loan, guarantee or other relevant action. No Event of Default or breach of any representation and warranty or covenant shall arise as a result of a subsequent change in the USD equivalent of any relevant amount due to fluctuations to exchange rates.

(p)	Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in US Dollars includes the equivalent of such amount, threshold or limit in other currencies.

1.3	Currency symbols and definitions

Any reference in this Agreement to RMB is to the lawful currency of the PRC and US$ and US dollars is to the lawful currency of the United States of America.

1.4	Personal liability

No director, officer, employee or other individual acting (or purporting to act) on behalf of the Borrower or the Parent (or any Affiliate of the Borrower or the Parent (as the case may be)) shall be personally liable for any representation, certification or statement made or deemed to be made by him or her, the Borrower or the Parent in any Finance Document or any certificate, notice or other document required to be delivered under, or in connection with, any Finance Document, whether or not signed by that director, officer, employee or other individual, save in each case unless that individual acted fraudulently, recklessly or with an intention to mislead in making any such representation, certification or statement (in which case any liability shall

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be determined in accordance with applicable law) and each such individual may rely on this Clause subject to Clause 1.5 (Third party rights).

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the Third Parties Ordinance) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any third person who is not a Party is not required to rescind or vary this Agreement at any time.

2	The Facility

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in US Dollars in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by the Borrower which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by the Borrower.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Purpose

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

(a)	financing (directly or indirectly):

(i)	the equity injection in Bidco pursuant to the terms of the Equity Commitment Letter, the Share Subscription Agreement and the Shareholders' Agreement for the purpose of funding the payment of a portion of the Merger Consideration in connection with the Merger pursuant to the Merger Documents;

36	Project Elevate (Founder Financing) - Facility Agreement

(ii)	the purchase of the shares in Target from Recruit pursuant to the terms of the Recruit Support Agreement; and

(iii)	the equity injection in Bidco pursuant to the terms of the Equity Commitment Letter, the Share Subscription Agreement and the Shareholders' Agreement for the purpose of funding a portion of the fair value of the Dissenting Shares to be paid to the Dissenting Shareholders in connection with the Merger pursuant to the Merger Documents, provided that no more than US$370,000,000 in aggregate shall be applied for these purposes;

(b)	the payment (or reimbursement) of the Merger Costs;

(c)	any fees payable pursuant to the terms of the Fee Letter in respect of any Utilisation applied for the purpose referred to in paragraph (a) above; and

(d)	making deposits in the Debt Service Reserve Account as required from time to time.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

The Lenders will only be obliged to comply with Clause 5.5 (Lenders’ participation) in relation to any Utilisation if the Facility Agent has, on or prior to the Initial Utilisation Date, received (or the Arranger or the Facility Agent has waived the requirement to receive) all of the documents and other evidence listed in Schedule 2 (Conditions Precedent), in form and substance satisfactory to the Facility Agent (acting reasonably). The Facility Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Certain Funds Utilisation

(a)	Subject to Clause 4.1 (Initial conditions precedent), during the Certain Funds Period, the Lenders will only be obliged to comply with Clause 5.5 (Lenders’ participation) in relation to a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date, no Certain Funds Event has occurred and is continuing.

(b)	During the Certain Funds Period (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.5 (Lenders’ participation) with respect to Certain Funds Utilisations), none of the Finance Parties shall be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(ii)	rescind, terminate or cancel this Agreement or the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

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(iii)	refuse to participate in the making of a Certain Funds Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.3	Other Utilisation

Subject to Clause 4.1 (Initial conditions precedent), the Lender will only be obliged to comply with Clause 5.5 (Lenders’ participation) in relation to a Utilisation that is not a Certain Funds Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Event of Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations to be made by the Borrower or the Parent (as the case may be) are true in all material respects.

4.4	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation,

(a)	more than one Loan would be outstanding for funding (among other purposes) each of the purposes set out in sub-paragraph (a)(i), (a)(ii) or paragraph (b) of Clause 3.1 (Purpose);

(b)	more than eight Loans would be outstanding for funding (among other purposes) the purpose set out in sub-paragraph (a)(iii) or paragraph (c) of Clause 3.1 (Purpose); and

(c)	more than four Loans would be outstanding for funding (among other purposes) each of the purposes set out in paragraph (d) of Clause 3.1 (Purpose),

and, for the purpose of determining the purpose(s) of a Loan under this clause 4.4, the purpose(s) set out in the Utilisation Request in respect of that Loan shall be deemed conclusive.

5	Utilisation

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Facility Agent of the duly completed Utilisation Request not later than the Specified Time (or such later time as the Facility Agent may agree).

5.2	Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

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(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods);

(iv)	it specifies the purpose of the Utilisation and to the extent the Utilisation is to be applied for more than one of the purposes set out in Clause 3.1 (Purpose), it specifies the amount to be applied for each purpose; and

(v)	it specifies the Debt Service Reserve Account as the account to which the proceeds of the Utilisation are to be initially credited.

(b)	Only one Loan may be requested in a Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be less than or equal to the Available Facility.

(c)	In respect of the proposed Loan to be utilised on the Initial Utilisation Date, the amount of the Loan must not be less than the aggregate of:

(i)	the amount required for the purposes set out in subparagraphs (a)(i) and (a)(ii) and paragraph (b) of Clause 3.1 (Purpose) above; and

(ii)	the Required DSRA Balance as at the Initial Utilisation Date.

5.4	Proceeds of Utilisation

(a)	Unless otherwise agreed with the Facility Agent, all the proceeds of a Utilisation shall be paid into the Debt Service Reserve Account.

(b)	The Borrower may give payment instructions to the Facility Agent or its Affiliates, to wire the proceeds of any Utilisation that are to be applied for the purposes set out in paragraph (a) or (b) of Clause 3.1 (Purpose) to the corresponding counterparties specified in such payment instruction.

(c)	The Facility Agent shall promptly after receipt of the proceeds of any Utilisation in the Debt Service Reserve Account that is to be applied for the purposes set out in paragraph (a) or (b) of Clause 3.1 (Purpose) and the receipt of payment instructions from the Borrower in accordance with paragraph (b) above, transfer the proceeds of such Utilisation to the relevant account and bank specified in such payment instructions.

5.5	Lenders’ participation

(a)	Subject to Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Certain Funds Utilisation), each Lender shall make its participation in each Loan available by the Utilisation Date for such Loan through its Facility Office.

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(b)	The amount of each Lender’s participation in each Loan under the Facility will be equal to the proportion borne by its Available Commitment under the Facility to the Available Facility under the Facility immediately prior to making of that Loan.

(c)	The Facility Agent shall notify each participating Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.6	Cancellation

The Commitments of each Lender in respect of the Facility shall, to the extent it is unutilised, be automatically cancelled and reduced to zero at the close of business in Hong Kong on the last day of the Availability Period relating to the Facility.

5.7	Revocation

Without prejudice to paragraph (a)(iii) of Clause 14.2 (Other indemnities), in the event that the Borrower delivers a Utilisation Request in respect of a Loan under the Facility, the Borrower may, not less than one (1) Business Day prior to the proposed Utilisation Date for that Loan (the Relevant Proposed Utilisation Date), revoke such Utilisation Request by notice to the Facility Agent if the Closing Date will not occur on or prior to the date falling ten (10) Business Days after the Relevant Proposed Utilisation Date (or, if a later date is agreed between the Borrower and the Arranger in accordance with the Funds Flow Statement, if the Closing Date will not occur by such agreed later date following the Relevant Proposed Utilisation Date).

6	Repayment

6.1	Repayment of the Loan(s)

The Borrower shall ensure that the Loans are repaid in instalments by repaying on each Repayment Date an aggregate amount equal to the relevant percentage of the aggregate Loans outstanding as at close of business in Shanghai on the last day of the Availability Period applicable to the Facility, which percentage is set out in the table below opposite such Repayment Date:

Repayment Date	Repayment Instalment
Date falling 42 Months after the Initial Utilisation Date	1.00%
Date falling 48 Months after the Initial Utilisation Date	4.00%
Date falling 54 Months after the Initial Utilisation Date	1.00%
Date falling 60 Months after the Initial Utilisation Date	4.00%
Date falling 66 Months after the Initial Utilisation Date	1.00%
Date falling 72 Months after the Initial Utilisation Date	29.00%
Date falling 78 Months after the Initial Utilisation Date	1.00%
Termination Date	The remaining outstanding balance

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6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid or prepaid.

7	Prepayment and Cancellation

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in the Utilisations:

(a)	that Lender shall promptly notify the Facility Agent in writing upon becoming aware of that event and the Facility Agent shall notify the Borrower as soon as reasonably practicable;

(b)	upon the Facility Agent notifying the Borrower, the Available Commitment of that Lender in respect of the Facility will be immediately suspended to the extent required to comply with applicable law (and the Commitment of that Lender in respect of the Facility shall be reduced accordingly); and

(c)	to the extent that Lender’s participation has not been transferred pursuant to Clause 32.6 (Conditions of replacement of a Replaceable Lender), the Borrower shall repay that Lender’s participation in the Utilisations on the last day of the Interest Period occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of Control

If a Change of Control occurs:

(a)	the Borrower shall promptly notify the Facility Agent upon becoming aware of that event; and

(b)	if an individual Lender so requires and notifies the Facility Agent of its intention to be prepaid within thirty (30) Business Days of the Borrower notifying the Facility Agent of that event, the Facility Agent shall, by not less than thirty (30) Business Days’ notice to the Borrower, cancel the Commitments of that Lender and declare all the participation of that Lender in all outstanding Utilisations, together with accrued interest, and all other accrued amounts under the Finance Documents in relation to that Lender’s participation immediately due and payable, whereupon the Commitments of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3	Disposal of Target Shares

(a)	If a Disposal of Target Shares (directly or indirectly) (a Share Disposal) by the Borrower occurs, the Borrower shall promptly notify the Facility Agent of the occurrence of such Disposal as well as the amount of Disposal Proceeds received by the Borrower from that Share Disposal.

(b)	Subject to paragraph (c) below:

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(i)	the Borrower shall ensure that an amount equal to the Disposal Proceeds is deposited into the Prepayment Account promptly upon its receipt of such Share Disposal Proceeds; and

(ii)	the Borrower shall ensure that an amount equal to the Disposal Proceeds will be applied in prepayment of the Utilisations at the times contemplated by Clause 7.5 (Application of mandatory prepayment proceeds).

(c)	If, as a result of a Share Disposal, the Borrower ceases to hold any direct or indirect shareholding interest in and of the issued share capital of the Target (the Exit Event):

(i)	the Borrower shall promptly notify the Facility Agent upon becoming aware of it;

(ii)	the Borrower shall ensure that the amount equal to the Disposal Proceeds is deposited into the Prepayment Account promptly upon its receipt of such Disposal Proceeds; and

(iii)	the Total Commitments shall be cancelled and all outstanding Utilisations, together with accrued interest, and all other accrued amounts under the Finance Documents shall be due and payable on the date falling fifteen (15) Business Days after the date of the Exit Event (the Exit Prepayment Date), whereupon the Total Commitments will be cancelled and the Borrower shall, on or prior to the Exit Prepayment Date, repay all such outstanding amounts.

7.4	Dividend Proceeds

(a)	The Borrower shall ensure that any Dividend Proceeds received by it from the Target are directly deposited into a Prepayment Account. Any Dividend Proceeds not denominated in US Dollars shall be converted into US Dollars by the Borrower entering into the relevant Permitted Treasury Transaction.

(b)	The Borrower shall apply the amount of any Dividend Proceeds deposited into the Prepayment Account pursuant to paragraph (a) above in the following order:

(i)	first, funding the Debt Service Reserve Account in an amount to be determined by the Borrower in its sole discretion (and as notified to the Facility Agent) (which, for the avoidance of doubt, may exceed the Required DSRA Balance);

(ii)	secondly, at the Borrower’s sole discretion, an amount may be retained for the purpose of funding payment of (A) fees, costs or expenses (including Taxes or regulatory costs) required to maintain the corporate existence of the Borrower, the Parent or any of its or their Holding Companies and (B) any other operating expenses of the Borrower, the Parent or any of its or their Holding Companies, provided that the sum of (A) and (B) shall not exceed an aggregate amount of US$300,000 in each Financial Year of the Borrower; and

(iii)	thereafter, the amount of any balance to be applied to prepay Utilisations at the times contemplated by Clause 7.5 (Application of mandatory prepayment proceeds).

(c)	The Borrower shall notify the Facility Agent of the amounts that are to be applied for each purpose set out in paragraphs (b)(i) to (iii) above prior to making such payment, prepayment or transfer.

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7.5	Application of mandatory prepayment proceeds

A prepayment of Utilisations or cancellation of Available Commitments made under Clause 7.3 (Disposal of Target Shares) and Clause 7.4 (Dividend Proceeds) shall be applied against the Repayment Instalments in a direct order of maturity and applied at the end of the first Interest Period falling at least seven (7) Business Days after the receipt by the Borrower of such Disposal Proceeds and Dividend Proceeds (as the case may be).

7.6	Voluntary cancellation

The Borrower may, if it gives the Facility Agent not less than thirty (30) days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (but, if in part, being a minimum amount of US$10,000,000 and integral multiples of US$5,000,000 thereof) of the Available Facility in respect of the Facility. Any cancellation under this Clause 7.6 shall reduce the Commitments of the Lenders rateably.

7.7	Voluntary prepayment of Loan

(a)	The Borrower may, if it gives the Facility Agent not less than thirty (30) days (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but, if in part, being an amount that reduces a Loan by a minimum amount of US$10,000,000 and integral multiples of US$5,000,000 thereof) provided that any prepayment made in accordance with this Clause 7.7 shall be applied against the Repayment Instalments as the Borrower may choose in its sole discretion.

(b)	A Loan may only be voluntarily prepaid after the last day of the Availability Period for that Loan (or, if earlier, the day on which the relevant Available Facility is zero).

7.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall:

(i)	be irrevocable provided that, in the case of Clause 7.7 (Voluntary prepayment of Loan), the Borrower may revoke any notice of prepayment if the Borrower shall have specified in such notice of prepayment that such notice is revocable on or prior to the date of prepayment specified in such notice (provided further that this shall be without prejudice to Clause 14.2 (Other indemnities)); and

(ii)	unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not re-borrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of a Loan or cancel all or any part of the Commitments in respect of the Facility except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

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(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	If all or part of any Lender’s participation in a Loan under the Facility is repaid or prepaid, an amount of that Lender’s Commitment in respect of the Facility (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.9	Application of prepayments

Any prepayment of a Loan pursuant to this Clause 7 (Prepayment and Cancellation) (other than a prepayment pursuant to Clause 7.1 (Illegality), Clause 7.2 (Change of Control), or Clause 32.7 (Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)) shall be applied pro rata to each Lender’s participation in that Loan.

8	Interest

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Cash Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period applicable to that Loan (and, if the Interest Period is longer than three (3) Months, on the dates falling at three-(3) monthly intervals after the first (1st) day of the Interest Period).

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is equal to 130% of the applicable interest rate under Clause 8.1 (Calculation of interest) which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be equal to 130% of the applicable interest rate under Clause 8.1 (Calculation of interest) which would have applied if the overdue amount had not become due.

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(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.5	Replacement of Screen Rate

(a)	Subject to paragraphs (b), (c) and (f) below, any amendment or waiver which relates to a change to the benchmark rate, base rate or reference rate (the Benchmark Rate) to apply in relation to a currency in place of the existing Benchmark Rate for such currency under the Facility (including any amendment, replacement or waiver to the definition of LIBOR or Screen Rate, including an alternative or additional page, service or method for the determination thereof) (or which relates to aligning any provision of a Finance Document to the use of that Benchmark Rate, including making appropriate adjustments to this Agreement for basis, duration, time and periodicity for determination of that Benchmark Rate for any Interest Period and making other consequential and/or incidental changes) (a Benchmark Rate Change) may be made with the consent of the Majority Lenders and the Borrower.

(b)	If (i) the Borrower or the Facility Agent (acting on the instructions of the Majority Lenders) requests the making of a Benchmark Rate Change and notifies the Facility Agent or the Borrower (as applicable) thereof, or (ii) paragraph (d) below applies then, in each case, the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) shall enter into consultations in respect of a Benchmark Rate Change in accordance with the terms of paragraph (c) below; provided that if such Benchmark Rate Change cannot be agreed upon by the earlier of (x) the end of the consultation period referred to in paragraph (c) below and (y) the date which is five (5) Business Days before the end of the current Interest Period, (or in the case of a new Utilisation, the date which is five (5) Business Days before the date upon which the Utilisation Request will be served, as notified by the Borrower to the Facility Agent), the Benchmark Rate applicable to any Lender’s share of a Loan for each Interest Period which commences after the Trigger Date for the currency of such Loan and prior to (or during) the date on which a Benchmark Rate Change for that currency has been agreed shall (unless otherwise agreed by the Borrower and the Facility Agent (acting on the instructions of the Majority Lenders) be replaced by the Fallback Rate (SOFR), together with changes aligning any provision of a Finance Document to the use of Fallback Rate (SOFR), including making appropriate adjustments to this Agreement for basis, duration, time and periodicity for determination of Fallback Rate (SOFR) for any Interest Period and making other consequential and/or incidental changes, as certified to the Facility Agent by the Majority Lenders and accepted by the Borrower as soon as practicable (and in any event by the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the relevant Interest Period).

(c)	In addition to paragraphs (a) and (b) above, the Borrower and the Lenders agree to promptly following the occurrence of a Trigger Date or any date on which a request is made under paragraph (b)(i) above, for a consecutive period of thirty days from such date consult and engage in good faith negotiations on a Benchmark Rate Change for calculating interest under the Finance Documents, and specifically, with a view to agreeing the terms on which a SOFR-based rate (including SOFR, a term SOFR or any

45	Project Elevate (Founder Financing) - Facility Agreement

other rate based upon SOFR) and any appropriate Benchmark Replacement Adjustment to be agreed, should replace the applicable Benchmark Rate.

(d)	If a Trigger Date occurs in relation to any Screen Rate and by such time a Benchmark Rate Change for the relevant currency has not been agreed in accordance with paragraphs (a) to (c) above, the proviso set out in paragraph (b) shall apply for all new Utilisations, all future Interest Periods and otherwise under the Finance Documents where the relevant Screen Rate applies.

(e)	Notwithstanding the definitions of LIBOR or Screen Rate in Clause 1.1 (Definitions) or any other term of any Finance Document, the Facility Agent (acting on the instructions of the Majority Lenders) may from time to time (with the prior written consent of the Borrower) specify a Benchmark Rate Change for any currency for the purposes of the Finance Documents, and each Lender authorises the Facility Agent to make such specification.

(f)	Each Party expressly agrees that any alternative rate to be agreed to replace the applicable Benchmark Rate pursuant to paragraph (a) to (d) above shall be a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) with appropriate Benchmark Replacement Adjustment (the Benchmark Replacement), provided that, if the Benchmark Replacement would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and provided further that, if the Parties cannot agree the Benchmark Replacement by the applicable deadline, the Benchmark Replacement shall be deemed to be the Fallback Rate (SOFR) in accordance with the proviso set out in paragraph (b).

(g)	For the purposes of this Clause 8.5:

Benchmark Replacement Adjustment means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Facility Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body; (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time; and (iii) the cost of each Lender of funding their respective participation in the Facility in the relevant interbank market.

Fallback Rate (SOFR) has the meaning set forth in Supplement number 70 to the 2006 ISDA Definitions (final on October 23, 2020 and published and effective on January 25, 2021), available at https://www.isda.org/a/6t4TE/ISDA-IBOR-Fallbacks-Supplement.pdf, provided that to the extent such Fallback Rate (SOFR) is calculated based on a compound basis, such rate shall be adjusted to reflect a corresponding rate on a simple basis.

Federal Reserve Bank of New York’s Website means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

Relevant Governmental Body means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the

46	Project Elevate (Founder Financing) - Facility Agreement

Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

SOFR with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

Trigger Date in respect of the Screen Rate used to calculate any Benchmark Rate means the earliest of:

(i)	the date upon which the administrator of that Screen Rate publicly announces that it has ceased to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)	the date upon which the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been permanently or indefinitely discontinued; or

(iii)	in the case of a Screen Rate for LIBOR, the date specified by the supervisor of the administrator of that Screen Rate in a public announcement or in published information as the date upon which that Screen Rate will no longer be representative of the underlying market or economic reality that it is intended to measure and that its representativeness will not be restored (as determined by such supervisor), where such announcement or publication is made with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication.

Unadjusted Benchmark Replacement means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

9	Interest Periods

9.1	Selection of Interest Periods

(a)	Subject to paragraph (d) below, the Borrower may select an Interest Period for a Loan in the Utilisation Request or (if a Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for any Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than the Specified Time.

(c)	Subject to paragraph (d) below, if the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above in respect of an Interest Period for the Loan, that Interest Period will be three (3) Months.

(d)	Subject to this Clause 9.1, the Borrower may select an Interest Period (for the Loan) of:

(i)	three (3) Months; or

(ii)	any other period as selected by the Borrower and agreed with the Facility Agent (acting on the instructions of all the Lenders).

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(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	The first Interest Period for a Loan shall start on the Utilisation Date in respect of that Loan and any subsequent Interest Period following the first Interest Period shall start on the last day of the preceding Interest Period for that Loan.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	Changes to the Calculation of Interest

10.1	Calculation of Reference Bank Rate

Subject to Clause 10.2 (Market disruption), if LIBOR for any Loan and any Interest Period is to be determined by reference to the Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day (for the currency of such Loan and such Interest Period), the applicable LIBOR for such Loan and such Interest Period shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs and is continuing (which term, for the purposes of this Clause 10.2 in respect of a Market Disruption Event under paragraph (B) of the definition of Market Disruption Event only, shall mean for such time as the threshold for notification by Affected Lenders set out in paragraph (B) of the definition of Market Disruption Event is satisfied) in relation to any Loan for any Interest Period, then the rate of interest on each Affected Lender's share (but, in respect of a Market Disruption Event under paragraph (B) of the definition of Market Disruption Event only, only if such Affected Lender has delivered a notification pursuant to paragraph (B) of the definition of Market Disruption Event) of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Cash Margin; and

(ii)	the rate notified to the Facility Agent by that Affected Lender as soon as practicable and in any event by close of business five (5) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select, but the rate of interest applicable to each other Lender's share of that Loan (other than any Affected Lender to which the foregoing applies) for such Interest Period shall be determined in accordance with Clause 8.1 (Calculation of interest).

(b)	In this Agreement:

(i)	Affected Lender means a Lender which is a commercial bank or other financial institution that customarily obtains funds for lending in the Relevant Interbank Market or in Hong Kong, London, or (only in the event where LIBOR for the applicable Loan and the applicable Interest Period relating thereto cannot be determined) any Lender; and

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(ii)	Market Disruption Event means, in relation to any Loan and any Interest Period relating thereto:

(A)	at or about noon London time on the Quotation Day for the currency of such Loan and such Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for such Loan and such Interest Period;

(B)	(where there is more than one Lender) before close of business in Hong Kong on the Business Day immediately after the Quotation Day for the currency of such Loan and such Interest Period, the Facility Agent receives notifications from an Affected Lender or Affected Lenders (whose aggregate participation(s) in such Loan exceed 50 per cent. of such Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR (for such Loan and such Interest Period), save that any such Affected Lender or Affected Lenders may elect at any time thereafter (and, in circumstances where the cost to an Affected Lender of obtaining matching deposits in the Relevant Interbank Market (or Hong Kong) would no longer be in excess of LIBOR for such Loan and such Interest Period, such Affected Lender must promptly elect) to cancel such notification and such threshold shall immediately be recalculated following such cancellation; or

(C)	(where there is only one Lender and such Lender is an Affected Lender) the Lender notifies the Borrower that (1) the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR (for such Loan and such Interest Period), (2) a similar event arises similarly with respect to its cost of funding of other similar facilities and that it is recovering or intending to recover such cost of funding from similar borrowers under such similar facilities, and (3) its funding cost is in excess of LIBOR (for such Loan and such Interest Period) primarily due to general market conditions affecting banks generally rather than solely as a result of credit related concerns specifically relating to that Lender or any of its Affiliates.

10.3	Alternative basis of interest or funding

(a)	If the Facility Agent receives notice from any Affected Lender pursuant to paragraph (b)(ii)(B) or (C) of Clause 10.2 (Market disruption), it shall promptly provide a copy of such notice to the Borrower. The Facility Agent shall promptly notify the Borrower if a Market Disruption Event arises under paragraph (b)(ii)(A) of Clause 10.2 (Market disruption).

(b)	If a Market Disruption Event occurs and is continuing in relation to any Loan and any Interest Period relating thereto (which, for the purposes of this Clause 10.3 in respect of a Market Disruption Event under paragraph (B) of the definition of Market Disruption Event only, shall mean for such time as the threshold for notification by Affected Lenders set out in paragraph (B) of the definition of Market Disruption Event is satisfied) and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than twenty (20) Business Days) with a view to agreeing a substitute basis for determining the rate of interest for such Loan for such Interest Period.

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(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Affected Lenders and the Borrower, be binding on all such Parties for such Loan and such Interest Period.

(d)	Subject to paragraph (c), for the avoidance of doubt, where a Market Disruption Event is no longer continuing in relation to any Loan and any Interest Period relating thereto, the rate of interest for such Loan shall revert to the rate calculated in accordance with Clause 8 (Interest).

10.4	Break Costs

(a)	The Borrower shall, within five (5) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or an Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or that Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	Fees

11.1	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.2	Fees Payable

No fees, costs or expenses are payable by the Borrower (other than fees, costs and expenses payable in accordance with paragraph (a) of Clause 16.1 (Transaction expenses)) unless and until the Initial Utilisation Date occurs.

12	Tax Gross-Up and Indemnities

12.1	Definitions

(a)	In this Agreement:

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means an increased payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12.1 a reference to determines or determined means a determination made in the discretion of the person making the determination acting reasonably and in good faith.

12.2	Tax gross-up

(a)	All payments to be made by the Borrower to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless the

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Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Finance Party concerned receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	A payment shall not be increased under paragraph (a) above by reason of a Tax Deduction on account of a Tax imposed by the British Virgin Islands, if such Finance Party is not, at the Signing Date, a Finance Party which is entitled to receive payments from the Borrower under the Finance Documents free and clear of and without any Tax Deduction.

(c)	The Borrower shall promptly, upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Facility Agent accordingly. Similarly, the Facility Agent shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(d)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment (to which such Tax Deduction relates) evidence reasonably satisfactory to such Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

(f)	Each Finance Party shall provide the Borrower with documents reasonably requested by the Borrower in completing any procedural formalities necessary (at any time) for the Borrower to obtain and maintain authorisation (at all times) to make a payment either without a Tax Deduction or, where a payment cannot be made without a Tax Deduction, with a reduced Tax Deduction.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party, whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall, within five (5) Business Days of demand of the Facility Agent, promptly indemnify, to the maximum extent permitted under all applicable laws, the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 12.3 shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; and

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(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)	would have been compensated for by an increased payment with Clause 12.2 (Tax gross-up) but was not or will not be so compensated solely because of one of the exclusions in paragraph (b) of Clause 12.2 (Tax gross-up) applies or will apply;

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	is compensated for by Clause 12.5 (Stamp taxes) or Clause 12.6 (Indirect Tax) (or would have been so compensated for under such Clause but was not so compensated solely because any of the exceptions set out therein applied).

(b)	A Finance Party intending to make a claim under paragraph (a) above shall notify the Facility Agent of the event giving rise to that claim within one hundred eighty (180) days after the date on which that Finance Party becomes aware of it (after which that Finance Party shall not be entitled to claim any indemnification or payment under this Clause 12.3), whereupon the Facility Agent shall promptly notify the Borrower thereof.

(c)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Facility Agent.

(d)	Any Finance Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and the Facility Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Facility Agent to determine the withholding or deduction required to be made.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party (to which such Tax Deduction relates) determines that in its sole discretion exercised in good faith:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has obtained, utilised and retained that Tax Credit,

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the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment and net of all out-of-pocket expenses, including Taxes) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Borrower. The Borrower, upon the request of such Finance Party, shall repay to such Finance Party the amount paid over pursuant to this Clause 12.4 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Finance Party is required to repay such Tax Credit to such governmental authority. Notwithstanding anything to the contrary in this Clause 12.4, in no context will the Finance Party be required to pay any amount to the Borrower pursuant to this Clause 12.4 the payment of which would place the Finance Party in a less favourable net after Tax position than the Finance Party would have been in if the Tax subject to indemnification and giving rise to such Tax Credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Clause 12.4 shall not be construed to require any Finance Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other person.

12.5	Stamp taxes

The Borrower shall:

(a)	promptly on demand (or otherwise as required) pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document; and

(b)	within five (5) Business Days of demand, pay to and indemnify, to the maximum extent permitted under all applicable laws, each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes in respect of any Finance Document.

12.6	Indirect Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply or payment made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to that Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of that Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all Indirect Tax incurred by the Finance Party in respect of such costs or expenses except to the extent that Finance Party reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax.

12.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment (to which such FATCA

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Deduction relates) and, in addition, shall notify the Facility Agent and the Borrower and the Facility Agent shall notify the other Finance Parties.

12.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies,), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13	Increased Costs

13.1	Increased Costs

(a)	Subject to Clause 13.3 (Exceptions), the Borrower shall, within five (5) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) any Change in Law or (ii) compliance with any law or regulation (including any

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law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax) that is made after the Signing Date.

(b)	In this Agreement:

Basel II means International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004.

Basel III means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in Basel III: A global regulatory framework for more resilient banks and banking systems, Basel III: International framework for liquidity risk measurement, standards and monitoring and Guidance for national authorities operating the countercyclical capital buffer published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

Increased Costs means:

(iv)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(v)	an additional or increased cost; or

(vi)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim within one hundred twenty (120) days of the date on which that Finance Party becomes aware of it, following which the Facility Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

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(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by (i) Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (a) of Clause 12.3 (Tax indemnity) applied), (ii) Clause 12.5 (Stamp taxes), or (iii) Clause 12.6 (Indirect Tax);

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)	attributable to the implementation or application of or compliance with the Basel II, Basel III or any other law or regulation which implements Basel II or Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates or otherwise) to the extent the relevant Finance Party is required to apply laws in connection with such costs on the date on which it becomes a Finance Party;

(vi)	attributable to compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any law or regulation made under, or connected with, that Act (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates or otherwise) to the extent the relevant Finance Party is required to apply laws in connection with such costs on the date on which it becomes a Finance Party; or

(vii)	not notified to the Facility Agent by the Finance Party (that is claiming any indemnification or payment under this Clause 13 in respect of such Increased Cost) within one hundred twenty (120) days of the date of such Finance Party becoming aware of the event giving rise to such Increased Costs in accordance with paragraph (a) of Clause 13.2 (Increased Cost claims).

(b)	In this Clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 12.1 (Definitions).

14	Other Indemnities

14.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within fifteen (15) Business Days of demand, indemnify, to the maximum extent permitted under all applicable laws, each of the Finance Parties to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency

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and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	If an amount received by a Finance Party is when converted into the currency in which the amount is expressed to be due and payable under the relevant Finance Documents in excess of the Borrower’s liability under the Finance Documents, that Finance Party must promptly pay to the Borrower an amount equal to the excess.

14.2	Other indemnities

(a)	The Borrower shall, within five (5) Business Days of demand, indemnify, to the maximum extent permitted under all applicable laws, each Finance Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Borrower to pay or non-payment of any amount due under a Finance Document on its due date, including any cost, loss or liability arising as a result of Clause 25 (Sharing Among the Finance Parties) or as a result of a revocation of a notice of prepayment in accordance with paragraph (a) of Clause 7.8 (Restrictions);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement but other than (a) by reason of default or negligence by that Finance Party alone or (b) any cost, loss or liability attributable to a loss of Cash Margin; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Facility Agent and the Security Agent

The Borrower shall promptly indemnify the Facility Agent and the Security Agent against any cost, loss or liability incurred by it (acting reasonably) as a result of:

(a)	investigating any event which is proved to be is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15	Mitigation by the Lenders

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring

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its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall promptly indemnify, to the maximum extent permitted under all applicable laws, each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Costs and Expenses

16.1	Transaction expenses

(a)	The Borrower shall within ten (10) Business Days of demand pay the Facility Agent, the Arranger and the Security Agent the amount of all costs and expenses (including legal fees) reasonably and properly incurred and documented by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) subject to caps agreed between the Arranger and the Borrower in connection with the negotiation, preparation, execution and perfection of:

(i)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(ii)	any other Finance Documents executed after the Signing Date.

(b)	In the event that the Initial Utilisation Date does not occur, the Borrower shall only be liable for the Finance Parties' legal advisor's fees up to a cap separately agreed between the Arranger and the Borrower. No such legal fees will be paid or reimbursed by the Borrower pursuant to this paragraph (b) until the Borrower and the Arranger determine (acting reasonably) that the Initial Utilisation Date is reasonably unlikely to occur.

16.2	Amendment costs

If the Borrower or Parent requests an amendment, waiver or consent in relation to any Finance Document or any amendment is required under Clause 8.5 (Replacement of Screen Rate) or Clause 26.11 (Change of currency), the Borrower shall, within ten (10) Business Days of demand, reimburse the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees subject to an agreed cap, if any) reasonably and properly incurred and documented by the Facility Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) subject to caps agreed between the Facility Agent and the Borrower in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Borrower shall, within ten (10) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees but excluding the cost of any internal management time of the Facility Agent or the Security Agent) incurred by that Finance Party

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in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security granted under the Security Documents or enforcing those rights.

17	Representations

17.1	General

The Borrower makes the representations and warranties set out in this Clause 17 to the Finance Parties on the Signing Date.

17.2	Status

(a)	It is a company, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business in all material respects as it is being conducted.

17.3	Binding obligations

Subject to the Legal Reservations and, in the case of any Security Document, the applicable Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Security Document to which it is a party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

17.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party, do not conflict with:

(a)	subject to the Legal Reservations, any law or regulation applicable to it in any material respect;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets to the extent or in a manner which has or would have a Material Adverse Effect.

17.5	Power and authority

It has (or will have by the time of execution of the relevant Finance Document) the power to enter into, perform and deliver, and has taken (or will have taken prior to the time of execution), all necessary corporate actions to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

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17.6	Validity and admissibility in evidence

Subject to the Legal Reservations and, in the case of any Security Document, the applicable Perfection Requirements, all Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and to carry out the transactions they contemplate; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdiction, other than court filings in the normal course of proceedings,

have been obtained or effected and are in full force and effect (save for any Authorisation that is not required to be in effect under applicable law or regulation or under the applicable Finance Documents at the time when the representation and warranty under this Clause 17.6 is made or deemed to be made, in which case such Authorisation will, by the earlier of the time such Authorisation is required to be obtained or effected under applicable law or regulation and the time required under the applicable Finance Documents, be obtained or effected and will thereafter be in full force and effect).

17.7	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of the governing law of the Finance Documents to which it is a party will be recognised and enforced in its Relevant Jurisdiction; and

(b)	any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdiction.

17.8	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction (and, in relation to the Security Documents, subject to any stamp, registration, notarial or similar Taxes or fee payable as part of the Perfection Requirements), it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, or that any stamp, registration, notarial, or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (excluding for this purpose any Transfer Certificate or Assignment Agreements and any related transfer or assignment), except (x) any filing, recording or enrolling or any stamp, registration, notarial or similar Tax or fee payable which is referred to in any legal opinions accepted pursuant to Clause 4 (Conditions of Utilisation) and which will be made or paid by it promptly after the date of the relevant Finance Document and (y) any stamp duty payable on any Finance Document that is executed in, brought into or submitted in evidence in a court of, the Cayman Islands.

17.9	No default

(a)	No Event of Default is continuing or is reasonably likely to result from the making of any of the Utilisations or the entry into or performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, would constitute) a default or

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termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

17.10	No misleading information

(a)	Save as disclosed by the Borrower to the Finance Parties in writing and to the Borrower’s Knowledge, any material factual information (other than information of a general economic nature) provided by or on behalf of the Borrower in connection with the Facility or any Finance Document, taken as a whole, was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Save as disclosed by the Borrower to the Finance Parties in writing and to the Borrower’s Knowledge, any material financial projections provided by or on behalf of the Borrower were prepared on the basis of recent historical information and on the basis of assumptions believed by the Borrower to be reasonable (at the time of preparation) and have been prepared, where applicable, in accordance with the Accounting Principles as disclosed to the Lender, it being understood that (i) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realised; and (ii) the Finance Parties will reach their own conclusions as to the reasonableness of any assumptions that are expressed in such projections.

(c)	Notwithstanding any other provision of this Clause 17.10, to the extent any information or financial projection specified in this Clause is Third Party Information, the representations set out in this Clause are made by the Borrower to the best of its knowledge.

17.11	Pari passu ranking

(a)	Subject to the Legal Reservations and the applicable Perfection Requirements and other than as a result of the existence of any Permitted Security, the Security created under the Security Documents has, or will have once entered into, the ranking in priority which it is expressed to have in the Security Documents and it is not subject to any prior ranking or pari passu ranking Security except for obligations mandatorily preferred by law applying to companies generally.

(b)	Without limiting paragraph (a) above and subject to the Legal Reservations, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or, to the Borrower’s Knowledge, investigations of or before any court, arbitral body or agency (other than any frivolous or vexatious proceedings but including any arising from or relating to any Environmental Law), or labour disputes which are reasonably likely to be adversely determined and, if adversely determined, would have a Material Adverse Effect have been started or threatened against it.

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17.13	Title

Unless otherwise disclosed to the Finance Parties in writing:

(a)	it has (or will have by the Closing Date) good and marketable title to all material assets necessary or desirable for it to carry on its business as it is being or is proposed to be conducted (in each case, where failure to have such title would have a Material Adverse Effect); and

(b)	it has (or will have by the Closing Date) good, clear and marketable title to the assets expressed to be subject to the Security created by it pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

17.14	No prior business

Before the Closing Date, the Borrower has not (i) traded or carried on any business; or (ii) incurred any material liability or obligation (actual or contingent, present or future), in each case, other than:

(a)	by entering into and for liabilities or commitments under the Transaction Documents, any equity funding and shareholder debt funding arrangements, any shareholders agreements and/or employment and service agreements as contemplated under the Transaction Documents;

(b)	any Permitted Holdco Activity or any activity or liability permitted under this Agreement; and

(c)	for payment of legal, accounting, audit and other professional fees, taxes and payment of other expenses in respect of activities permitted by this Clause 17.14.

17.15	No Financial Indebtedness or Security

(a)	The Borrower does not have any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.

(b)	No Security or Quasi Security exists over all or any of the Borrower’s assets other than Permitted Security.

17.16	Taxation

No claims are being asserted against it with respect to Taxes which are reasonably likely to be adversely determined to it and which, if so adversely determined, would have a Material Adverse Effect and all reports and returns on which such taxes are required to be shown have been filed within any applicable time limits and all taxes required to be paid have been paid within any applicable time limit (taking into account any extension or grace period and other than amounts for which adequate reserves have been maintained and amounts disputed reasonably in good faith in accordance with applicable procedures) save, in each case, to the extent that failure to do so would not have a Material Adverse Effect.

17.17	Solvency

None of the circumstances described in Clause 20.6 (Insolvency) or 20.7 (Insolvency proceedings) is continuing or applies in relation to it or any of its assets (in each case subject to the exceptions set out therein).

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17.18	No breach of laws

It has not breached any law or regulation which breach would have a Material Adverse Effect.

17.19	Financial Statements

To the Borrower’s Knowledge and save as otherwise disclosed to the Arranger or the Facility Agent in writing:

(a)	the Annual Financial Statements most recently delivered pursuant to paragraphs (a)(i) and (b)(i) of Clause 18.1 (Financial statements) were prepared on a basis consistent in all material respects with the applicable Accounting Principles give a true and fair view of (if audited) and fairly present (if unaudited) the financial position of the Borrower, and the consolidated financial position of the Target Group (respectively) as at the date to which they were prepared and for the Financial Year then ended;

(b)	the Relevant Financial Statements most recently delivered pursuant to paragraphs (a)(ii) and (b)(ii) of Clause 18.1 (Financial statements):

(i)	were prepared on a basis consistent in all material respects with the applicable Accounting Principles; and

(ii)	fairly present the financial position of the Borrower, and the consolidated financial position of the Target Group (respectively) as at the date to which they were prepared and for the relevant Financial Half-Year then ended, in each case (A) save as set out therein or the notes thereto, (B) having regard to the fact they are management accounts prepared for management purposes and not subject to audit procedures and (C) subject to customary year-end adjustments; and

(c)	the financial statements described in paragraph (a) of the definition of “Original Financial Statements” in the form provided to the Arranger are accurate in all material respects (save as referred to in the statements and notes thereto).

17.20	Legal and beneficial ownership

Subject to the Legal Reservations and Perfection Requirements, all the shares of the Target over which it purports to grant Transaction Security, are (or will be by the time when such Transaction Security is granted) legally and beneficially owned by the Borrower and free from any Security (other than Permitted Security).

17.21	Target Shares

The shares of the Target which are subject to any Transaction Security are (or will be by the time when such Transaction Security is granted) fully paid and (upon enforcement of such Transaction Security in accordance with its terms) freely transferable and not subject to any pre-emption, option to purchase or similar rights, other than as may arise under applicable law or regulations, or as otherwise provided for in the Relevant Provisions as disclosed to the Agent prior to the date of the Initial Utilisation Date.

17.22	Repetition

(a)	All the representations and warranties in this Clause 17 are made on the Signing Date and the Initial Utilisation Date except that:

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(i)	the representations and warranties set out in Clause 17.10 (No misleading information) shall only be made as at the date of the information is expressed to be given and subject to the right of the Borrower to make disclosures against those representations and warranties; and

(ii)	the representations and warranties set out in Clause 17.19 (Financial Statements) will be made once only in respect of each set of financial statements delivered to the Facility Agent and shall be made on the date such financial statements are delivered to the Facility Agent.

(b)	The Repeating Representations are deemed to be made by the Borrower on the date of each Utilisation Request, on each Utilisation Date and on the first (1st) day of each Interest Period.

(c)	The representations or warranties at Clause 17.13 (Title), Clause 17.20 (Legal and beneficial ownership), Clause 17.21 (Target Shares) are deemed to be made by the Borrower on the day on which the Borrower enters into a Security Document and only in respect of that Security Document and the assets or shares to which that Security Document relates.

(d)	Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

17.23	Awareness and disclosure

(a)	Any representation or warranty made by the Borrower on or prior to the Closing Date in respect of any fact, matter, asset, liability (actual or contingent), obligation or claim of or relating to any member of the Target Group is qualified by the Knowledge of the Borrower (which shall not include the knowledge or belief of any member of the Target Group or its management) after having made reasonable enquiries in the circumstances.

(b)	The Parties acknowledge that projections and forecasts are subject to significant uncertainties and contingencies and no assurance can be given that such projections or forecasts will be realised.

18	Information Undertakings

The undertakings in this Clause 18 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	in respect of the Borrower:

(i)	commencing with the first full Financial Year ending after the Initial Utilisation Date, as soon as they are available, but in any event within,

(A)	(in respect of the first full Financial Year ending after the Initial Utilisation Date) one hundred fifty (150) days after the end of such Financial Year; and

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(B)	thereafter, one hundred twenty (120) days after the end of each subsequent full Financial Year,

the annual unaudited unconsolidated financial statements of the Borrower for that Financial Year,

(ii)	commencing with the first full Financial Half-Year ending on 30 June in the Financial Year following the Initial Utilisation Date, as soon as they are available, but in any event within,

(A)	(in respect of the first full Financial Half-Year following the Initial Utilisation Date) one hundred twenty (120) days after the end of such Financial Half-Year; and

(B)	thereafter, ninety (90) days after the end of each subsequent full Financial Half-Year ending on 30 June in any Financial Year,

the semi-annual unaudited unconsolidated financial statements of the Borrower for that Financial Half-Year.

(b)	in respect of the Target Group:

(i)	commencing with the first full Financial Year after the Initial Utilisation Date, as soon as they are available, but in any event within,

(A)	(in respect of the first full Financial Year after the Initial Utilisation Date) one hundred eighty (180) days after such Financial Year; and

(B)	thereafter, one hundred twenty (120) days after the end of each subsequent full Financial Year,

the annual audited consolidated financial statements of the Target Group for that Financial Year,

(ii)	commencing with the first full Financial Half-Year ending on 30 June in any Financial Year following the Initial Utilisation Date, as soon as they are available, but in any event within,

(A)	(in respect of the first full Financial Half-Year ending on 30 June in any Financial Year following the Initial Utilisation Date) one hundred fifty (150) days after the end of such Financial Half-Year; and

(B)	thereafter, ninety (90) days after the end of each subsequent full Financial Half-Year ending on 30 June in any Financial Year,

the semi-annual unaudited consolidated financial statements of the Target Group for that Financial Half-Year.

18.2	Requirements as to financial statements

(a)	Each set of Relevant Financial Statements shall:

(i)	include a balance sheet, profit and loss account and cashflow statement; and (in the case of the Annual Financial Statements delivered pursuant to paragraph (b)(i) of Clause 18.1 (Financial statements)) be audited by the Auditors;

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(ii)	(in the case of the Relevant Financial Statements delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements)) be certified by an Authorised Signatory of the Borrower as fairly representing, the Borrower’s financial condition as at the date at which, and results of operations as at the end of and for the period in relation to which, those financial statements were drawn up; and

(iii)	(in the case of the Relevant Financial Statements delivered pursuant to paragraph (b) of Clause 18.1 (Financial statements)) be certified by an Authorised Signatory (as defined in the Bidco Facilities Agreement) of the Target as giving a true and fair view of (if audited) or fairly representing (in other cases) the Target Group’s consolidated financial condition as at the date at which, and consolidated results of operations as at the end of and for the period in relation to which, those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using the applicable Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the applicable Original Financial Statements or (in the case of the Target Group) Base Case Model (as defined in the Bidco Facilities Agreement and as may be varied in accordance with paragraph (e) of Clause 23.3 (Financial testing) of the Bidco Facilities Agreement) (as applicable) unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and, following such notification, the Borrower complies with the procedures and requirements set out in paragraph (c) or (d) below as the case may be.

(c)	In respect of the Borrower’s Relevant Financial Statements, the Borrower shall deliver to the Facility Agent, together with the Borrower’s Relevant Financial Statements in relation to which that change has occurred (and each subsequent set of Relevant Financial Statements delivered under Clause 18.1 (Financial statements), any reconciliation statements necessary to enable calculations based on the Accounting Principles as they were before that change. Any reference in this Agreement to any Borrower’s Relevant Financial Statements shall be construed as a reference to those Relevant Financial Statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(d)	In respect of the Target Group’s Relevant Financial Statements, only to the extent that the Target is required to deliver reconciliation statements in respect of the Target Group’s Relevant Financial Statements in accordance with paragraph (c) of Clause 22.3 (Requirements as to financial statements) of the Bidco Facilities Agreement, the Borrower shall deliver to the Facility Agent, together with the Target Group’s Relevant Financial Statements in relation to which that change has occurred (and each subsequent set of Target Group’s Relevant Financial Statements delivered under Clause 18.1 (Financial statements), the same reconciliation statements (audited, where applicable) necessary to enable calculations based on the Accounting Principles as they were before that change. Any reference in this Agreement to any Target Group’s Relevant Financial Statements shall be construed as a reference to those Relevant Financial Statements as adjusted to reflect the basis upon which the Base Case Model (as defined in the Bidco Facilities Agreement) was prepared.

(e)	Notwithstanding any other provision in this Clause 18, following an IPO, the Borrower may satisfy its reporting obligations hereunder (as regards time-periods, form and content) by delivering the financial reports of the Borrower, or the Target Group (as

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applicable) that is delivered to the public shareholders, provided that, to the extent such disclosure would not trigger any public disclosure requirements and subject at all times to any confidentiality, privilege, legal or regulatory restrictions on disclosure (including stock exchange or listing rules), the Borrower will continue to deliver notice of defaults and any “know your customer” information.

18.3	Year-end

The Borrower shall procure that the end of each Financial Year of each of (a) the Borrower; and (b) the Target Group (on a consolidated basis) falls on 31 December.

18.4	Information: miscellaneous

The Borrower shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	copies of all documents required by law to be dispatched by the Borrower to its shareholders (or any class of them) or creditors generally (or any class of them) at the same time as they are dispatched other than, in each case, in the ordinary course of business;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration, investigative or administrative proceedings (except for any frivolous or vexatious proceedings) which are current, threatened in writing or pending against the Borrower, and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)	promptly, such information as the Security Agent may reasonably require about the Charged Assets and compliance of the Borrower or the Parent with the terms of any Security Documents entered into with that Security Agent;

(d)	promptly, such further information regarding the financial condition, business and operations of the Borrower or as the Facility Agent (acting on the instructions of the Majority Lenders) may reasonably request (other than any budget, projections, forward-looking information, forecast or opinion or any additional financial statements or any disclosure in the ordinary course of business);

(e)	promptly, notice of any change in the authorised signatories of the Borrower, signed by an Authorised Signatory of the Borrower, whose specimen signature has previously been provided to the Facility Agent, accompanied (where relevant) by a specimen signature of each new signatory;

(f)	promptly upon becoming aware of them, notice of (i) any change in the shareholding structure of the Target; (ii) the subscription price of any shares issued by the Target and (iii) any loan or any form of credit or financial accommodation provided by the Target to any of the shareholders of the Target, in each case, after the Closing Date, provided that in respect of (iii), there shall be no requirement to notify or disclose any terms of or any details relating to any such shareholder loan being made;

(g)	promptly upon becoming aware of it, the details of (i) any material amendment, supplement, variation, modification or replacement of, or any material breach of, or material default of, the Relevant Provision of the Shareholders’ Agreement, in each case, which would be materially prejudicial to the interests of the Lenders (taken as a whole) under the Finance Documents; and (ii) any material amendment, supplement,

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variation, modification or replacement of, the provisions relating to the rights and interests of the Founder under the Shareholders’ Agreement which would have a Material Adverse Effect; and

(h)	details of any additional shares acquired by the Borrower in the Target pursuant to the ESOP Scheme with each set of Financial Statements delivered pursuant to paragraph (a) of Clause 18.1 (Financial statements).

provided that, in each case (other than paragraph (e) above) the provision of such information to the Finance Parties is not restricted pursuant to confidentiality obligations, privilege, legal or regulatory restrictions (including stock exchange or listing rules) binding on the Borrower.

18.5	Notification of default

(a)	The Borrower shall notify the Facility Agent in writing of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by a director of the Borrower certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

(c)	The Borrower shall promptly notify the Facility Agent of any Default or Event of Default or Acceleration Event (each as defined in the Bidco Facilities Agreement), that it becomes aware of in its capacity as a shareholder of Bidco or the Target (as the case may be).

18.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) (A) any law or regulation made after the Signing Date or (B) any current law or regulation;

(ii)	any change in the status of the Borrower after the Signing Date; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Security Agent, the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, the Security Agent, such Lender or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar procedures under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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(b)	Each Lender shall promptly upon the request of the Facility Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or the Security Agent (in each case, for itself) in order for the Facility Agent or the Security Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar procedures under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19	General Undertakings

The undertakings in this Clause 19 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisations

The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(a)	enable it to perform its obligations under the Finance Documents;

(b)	subject to the Legal Reservations and Perfection Requirements, ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(c)	to own property and carry on its business,

in each case where failure to do so has or would have a Material Adverse Effect.

19.2	Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, where failure to do so would have a Material Adverse Effect.

19.3	Environmental compliance

The Borrower shall:

(a)	comply with all Environmental Laws; and

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits necessary to conduct its business,

where failure to do so has a Material Adverse Effect.

19.4	Taxation

The Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Facility Agent under Clause 18.1 (Financial statements); and

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(c)	failure to pay those Taxes would not have a Material Adverse Effect.

19.5	Pari passu

The Borrower shall ensure that, subject to the Legal Reservations, its obligations under the Finance Documents rank at all times pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for creditors whose claims are mandatorily preferred by law applying to companies generally.

19.6	No business

The Borrower shall not (i) trade or carry on any business; or (ii) incur any liability or obligation (actual or contingent, present or future), in each case, other than any Permitted Holdco Activity.

19.7	Negative pledge

(a)	Subject to paragraph (b) below, the Borrower shall not create or permit to subsist any Security or Quasi Security over any of its assets (including the Charged Assets).

(b)	Paragraph (a) above does not apply to:

(i)	any Security or Quasi Security created under or pursuant to any Finance Document;

(ii)	any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security or Quasi Security over any accounts held by the Borrower (including the Debt Service Reserve Account and Prepayment Account) in favour of the applicable account holding bank and granted as part of that account holding bank’s standard terms and conditions or account opening and operation mandate;

(v)	any lien that arises over any asset of the Borrower as a result of any debt of the Borrower that is payable but unpaid provided that that debt which is secured by that lien thereby is paid when due (subject to any applicable grace period);

(vi)	any payment or close-out netting or set-off arrangement entered into under a Permitted Treasury Transaction, provided that such arrangements shall not provide for any amount owing to the Borrower to be netted or set off against any obligations or liabilities of any person other than the Borrower;

(vii)	any set-off arrangements under any Financial Indebtedness permitted to be incurred under Clause 19.10 (Financial Indebtedness);

(viii)	any Security or Quasi Security over cash paid into an escrow or similar account in connection with a Permitted Disposal or a Permitted Acquisition, including those in favour of any tax, customs or bonding authorities;

(ix)	any cash collateral provided in respect of letters of credit or bank guarantees to the issuer of those letters of credit or bank guarantees (where such letters of credit or bank guarantees are issued for the benefit of the Borrower);

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(x)	any Security arising under or in connection with a hire purchase, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms in the ordinary course of business, to the extent such Security is granted by the Borrower over assets comprised within or constituted by such arrangements;

(xi)	any Security or Quasi Security granted by the Borrower over any Target Shares or any share in the Bidco in accordance with the terms of the Bidco Facilities Agreement and related security documents; and

(xii)	any Security or Quasi Security with the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld).

19.8	Disposals

(a)	Subject to paragraph (b) below, the Borrower shall not, either in a single transaction or in a series of transactions and whether related or not, effect a Disposal of all or any part of the Charged Assets or any other assets owned by it. For the avoidance of doubt, a payment of cash shall not be deemed as a Disposal of assets.

(b)	Paragraph (a) above does not apply to:

(i)	a Share Disposal provided that:

(A)	such Disposal Proceeds shall be applied to prepay the Facility in accordance with paragraph (b) of Clause 7.3 (Disposal of Target Shares) or,

(B)	to the extent any such Share Disposal result in or constitutes an Exit Event (as defined in paragraph (c) of Clause 7.3 (Disposal of Target Shares)), the Disposal Proceeds shall be more than or equal to the aggregate of the Secured Liabilities as at the Exit Prepayment Date and all outstanding amounts under the Finance Documents shall be repaid in full by the Borrower in accordance with paragraph (c) of Clause 7.3 (Disposal of Target Shares);

(ii)	any Disposal of amounts standing to the credit of the Debt Service Reserve Account or the Prepayment Account in accordance with the terms of this Agreement;

(iii)	any Disposal of cash or Cash Equivalent Investments (including by way of realisation) which is not specifically prohibited by the terms of the Finance Documents;

(iv)	any Disposal required by law or regulation or any order of any government entity made thereunder;

(v)	any Share Disposal contemplated under or in connection with any Transaction Document provided that any Disposal Proceeds that may be received pursuant to such Disposal shall be applied to prepay the Facility in accordance with paragraph (b) of Clause 7.3 (Disposal of Target Shares);

(vi)	any Disposal required or in connection with any Security Document;

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(vii)	any Disposal of a loan between the Borrower and the Target as a result of the conversion of such loan into the equity of the Target pursuant to paragraph (b)(v) of Clause 19.11 (Acquisitions and investments) or the conversion of any such loan into distributable reserves or any other capitalisation, forgiveness, waiver, release or other discharge of such loan, in each case, on a cashless basis; and

(viii)	any disposal with the prior consent of the Majority Lenders or, as required under paragraph (a) of Clause 32.2 (Exceptions), all Lenders (such consent not to be unreasonably withheld).

19.9	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

19.10	Financial Indebtedness

(a)	The Borrower shall not incur or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) does not apply to Financial Indebtedness:

(i)	arising under the Finance Documents;

(ii)	(A) arising under any Subordinated Loan Document or (B) otherwise subordinated to the Facility on terms that are acceptable to the Facility Agent (acting on the instructions of the Majority Lenders);

(iii)	arising under, constituting or is part of, a Permitted Treasury Transaction, Permitted Guarantee or Permitted Loan;

(iv)	incurred from any third party for the purpose of refinancing the Facility in full;

(v)	with the prior consent of the Majority Lenders (such consent shall not be withheld unreasonably).

19.11	Acquisitions and investments

(a)	Subject to paragraph (b) below, the Borrower shall not:

(i)	invest in or acquire, whether by incorporation or otherwise, any share or stock in or any security issued by any person, or any interest therein or in the capital of any person, or make any capital contribution to any person;

(ii)	invest in or acquire any business, undertaking or going concern (or, in each case, any interest in any of them), or the whole or substantially the whole business of the assets, property or business of any person or any assets that constitute a division or operating unit of the business of any person; or

(iii)	enter into, invest in or acquire any shares, stocks, securities or other interest in any joint venture, consortium, partnership or similar arrangement with or from any person.

(b)	Paragraph (a) above shall not apply to:

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(i)	an acquisition of shares in the Bidco or Target by the Borrower in connection with the Merger pursuant to the Transaction Documents;

(ii)	an acquisition by the Borrower of additional shares in the Target provided that the consideration for such acquisition is funded by the Borrower (including by way of a loan or credit or equity injection made available by the Parent to the Borrower and which is funded by New Borrower Shareholder Injection), and further provided that, such additional Target Shares so acquired excluding any Target Shares acquired pursuant to sub-paragraph (iv) below shall be subject to Transaction Security;

(iii)	an acquisition of Target Shares contemplated under or in connection with any Transaction Document;

(iv)	an acquisition by the Borrower of additional shares in the Target pursuant to the ESOP Scheme;

(v)	any acquisition of Target Shares by the Borrower following the conversion of a loan between the Borrower and the Target into the equity of the Target provided that, such additional shares so acquired shall be subject to Transaction Security; and

(vi)	with the prior consent of the Majority Lenders (such consent shall not be withheld unreasonably).

19.12	Loans and guarantees

(a)	Subject to paragraph (b) below, the Borrower shall not:

(i)	make any loan, or provide any form of credit or financial accommodation, to any other person; or

(ii)	give or issue, or allow to remain outstanding, any guarantee, indemnity, bond or letter of credit to or for the benefit of any person.

(b)	Paragraph (a) above shall not apply to:

(i)	any Permitted Treasury Transaction;

(ii)	any loan or credit made available by the Borrower to the Parent in lieu of a Shareholder Distribution to the extent the same would be permitted (but has not been made) under Clause 19.16 (Restricted payments);

(iii)	any loan or credit made available by the Borrower to the Target which is funded directly or indirectly by New Borrower Shareholder Injection provided that the Borrower shall grant Transaction Security over such loan or credit in favour of the Security Agent upon the incurrence of such loan or credit if and only if at that time all liabilities owing under the Bidco Facilities have been fully and finally discharged and all commitments under the Bidco Facilities have expired or been cancelled.

(iv)	any loan or credit or guarantees or indemnities which constitutes, is part of or is made under or necessary to implement any Permitted Financial Indebtedness;

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(v)	any loan or credit constituted by any cash credit balance at a bank or other financial institution;

(vi)	guarantees and indemnities given in the ordinary course of arising out of or in connection with any Permitted Holdco Activity (other than in respect of any Financial Indebtedness) provided that any guarantees or indemnities being given in connection with any disposal or purchase of any assets are those that are customarily given in respect of the disposal or purchase of such assets;

(vii)	customary guarantees and indemnities given in favour of the applicable account holding bank and given as part of that account holding bank’s standard terms and conditions or account opening and operation mandate;

(viii)	customary indemnities given to professional advisers and consultants;

(ix)	guarantees and indemnities given pursuant to or in connection with the Transaction Documents;

(x)	guarantees and indemnities given in favour of directors and officers of the Borrower in respect of their function as such in connection with the performance of their duties to the Borrower;

(xi)	guarantees required by a court, tribunal, arbitral body or agency in connection with arbitration and other legal proceedings not otherwise being an Event of Default; and

(xii)	with the prior consent of the Majority Lenders (such consent shall not be withheld unreasonably).

19.13	Debt Service Reserve Account

(a)	The Borrower shall, on or before the Initial Utilisation Date, open and thereafter maintain the Debt Service Reserve Account.

(b)	On the Initial Utilisation Date, the Borrower shall apply (or instruct the Facility Agent to apply) part of the proceeds of the relevant Utilisation to the Debt Service Reserve Account to ensure that the amount standing to the credit of the Debt Service Reserve Account is not less than the Required DSRA Balance as at the Initial Utilisation Date provided that any amount representing the proceeds of the Utilisation that are to be applied for the purposes set out in paragraph (a) or (b) of Clause 3.1 (Purpose), shall not be taken into account in determining whether an amount at least equal to the Required DSRA Balance is maintained in the Debt Service Reserve Account. The amount of the Required DSRA Balance to be deposited in the Debt Service Reserve Account on the Initial Utilisation Date shall be notified by the Facility Agent to the Borrower and the Lenders by the Specified Time.

(c)	From the Initial Utilisation Date up to and including the Termination Date, the Borrower shall maintain a credit balance in the Debt Service Reserve Account which is no less than the Required DSRA Balance at any time, provided that any amount representing the proceeds of the Utilisation that are to be applied for the purposes set out in paragraph (a) or (b) of Clause 3.1 (Purpose), shall not be taken into account in determining whether an amount at least equal to the Required DSRA Balance is maintained in the Debt Service Reserve Account.

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(d)	The amount deposited in the Debt Service Reserve Account may exceed the Required DSRA Balance at any time.

(e)	If, on the last day of an Interest Period, the amount standing to the credit of the Debt Service Reserve Account falls below the Required DSRA Balance (shortfall) solely as a result of a fluctuation in LIBOR due to the start of a new Interest Period (the relevant last day of an Interest Period being, the Trigger Date), such shortfall will not constitute a breach of this Clause so long as the Borrower deposits sufficient funds into the Debt Service Reserve Account so as to ensure that the amount standing to the credit of the Debt Service Reserve Account is not less than the Required DSRA Balance as at the Trigger Date within twenty (20) Business Days after the Trigger Date.

(f)	The Borrower may withdraw amounts from the Debt Service Reserve Account to be applied for the purposes set out in paragraph (a) or (b) of Clause 3.1 (Purpose) in accordance with Clause 5.4 (Proceeds of Utilisation).

(g)	The Borrower may withdraw amounts from the Debt Service Reserve Account to pay amounts due and payable under Clause 8.2 (Payment of interest) provided that immediately following such payment the Borrower is in compliance with paragraph (c) above.

(h)	The Borrower irrevocably authorises the Security Agent to apply the moneys standing to the credit of the Debt Service Reserve Account towards payment of any accrued interest on any Loan (or, if applicable, Repayment Instalment) that is payable but unpaid under this Agreement if an Event of Default has occurred and is continuing. The Security Agent must notify the Borrower of any such withdrawal promptly upon such withdrawal and, in any event, within two (2) Business Days of any such withdrawal.

(i)	The Borrower may apply any amount standing to the credit of the Debt Service Reserve Account on the Termination Date (or otherwise on any date on which the Facility is to be repaid or prepaid in full) in repayment or prepayment of the Utilisations.

(j)	Except as expressly permitted by this Clause 19.13, no withdrawals from the Debt Service Reserve Account may be made by the Borrower.

19.14	Prepayment Account

(a)	The Borrower shall, on or before the Initial Utilisation Date, open and thereafter maintain the Prepayment Account.

(b)	The Borrower may not withdraw or transfer any amount standing to the credit of the Prepayment Account other than:

(i)	for the purpose of transferring such amounts into the Debt Service Reserve Account pursuant to paragraph (b)(i) of Clause 7.4 (Dividend Proceeds);

(ii)	for the purpose of funding any payments referred to in paragraph (b)(ii) of Clause 7.4 (Dividend Proceeds); and

(iii)	for the purpose of making prepayment in accordance with Clause 7.3 (Disposal of Target Shares) or paragraph (b)(iii) of Clause 7.4 (Dividend Proceeds).

(c)	The Borrower irrevocably authorises the Security Agent to apply the moneys standing to the credit of the Prepayment Account towards payment of any amounts payable but

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unpaid under the Facility in accordance with the terms of this Agreement if an Event of Default has occurred and is continuing. The Security Agent must notify the Borrower of any such withdrawal promptly upon such withdrawal and, in any event, within two (2) Business Days of any such withdrawal.

19.15	Shares

(a)	The Borrower shall not issue any share to any person.

(b)	Paragraph (a) above shall not apply to the issuance of any shares to the Parent by the Borrower, provided that such shares are or will be subject to Transaction Security under the Borrower Share Charge.

19.16	Restricted payments

(a)	Subject to paragraph (b) below, the Borrower shall not make a Shareholder Distribution.

(b)	Paragraph (a) above shall not apply to:

(i)	the payment of any amounts contemplated under paragraph (b)(ii) of Clause 7.4 (Dividend Proceeds);

(ii)	any Shareholder Distribution by the Borrower to the Parent as a result of any conversion of any Subordinated Liabilities into distributable reserves or share capital of the Borrower or any other capitalisation, forgiveness, waiver, release or other discharge of those Subordinated Liabilities, in each case on a cashless basis; or

(iii)	with the prior consent of the Majority Lenders.

19.17	Dividends and upstream payments

To the extent legally possible and within the Target Group’s commercial interest (determined by the Borrower in its sole discretion) and to the extent permitted under, and subject to the rights and limitations of the Borrower and its Affiliates under, the Bidco Facilities Agreement and the Shareholders’ Agreement, the Borrower shall, on and from the Closing Date, use its commercially reasonable endeavours to procure that each Target Group Member declares and pays dividends and distributions to its direct shareholders in an amount sufficient for the Borrower to pay the aggregate amount of the interest, fees and principal repayment instalments which are due to be payable by the Borrower in the immediately following twelve (12) Month period and to ensure that the Debt Service Reserve Account maintains an account balance which is at least equal to the Required DSRA Balance in accordance with paragraph (c) of Clause 19.13 (Debt Service Reserve Account).

19.18	Anti-corruption, anti-money laundering and sanctions

(a)	The Borrower shall not:

(i)	engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Corruption Laws in any respect;

(ii)	engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Money Laundering Laws in any respect; or

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(iii)	engage in any transaction that violates any of the applicable prohibitions set forth under any Sanctions in any respect.

(b)	The Borrower shall not:

(i)	use the proceeds of any Utilisation under the Facility for the purpose of financing any payments that could constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws; or

(ii)	use, lend, contribute or otherwise make any proceeds of any Utilisation available to any Subsidiary, joint venture partner or other person (i) to fund or facilitate any activities or business with any such person, or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by such person (including any person participating in any Loan, whether as underwriter, advisor, investor or otherwise).

(c)	The Borrower shall ensure that no Sanction Restricted Party will have any property interest in any funds repaid or remitted by the Borrower in connection with the Facility.

(d)	The Borrower shall not engage in any Sanctionable Activity or knowingly violate applicable Sanctions.

(e)	To the extent the Borrower engages in any business involving Sanction Restricted Parties or Sanctioned Countries, it shall do so without any involvement, directly or indirectly, of any Lender or the Facility and shall maintain policies and procedures designed to prevent such business from violating applicable Sanctions.

19.19	Subordination

(a)	Each Subordinated Liability is subordinate in right of payment to the Secured Liabilities.

(b)	Except as provided in paragraph (c) below, the Borrower must not:

(i)	pay, repay or prepay, make any distribution in respect of, redeem, purchase or defease any Subordinated Liabilities, whether in cash or in kind from any source;

(ii)	allow any Subordinated Liabilities to be discharged or set-off;

(iii)	allow any Subordinated Liabilities to be evidenced by a negotiable instrument;

(iv)	allow to exist or receive the benefit of any Security, guarantee, indemnity or other assurance against loss in respect of any Subordinated Liabilities;

(v)	allow any Subordinated Liabilities to be subordinated to any person other than in accordance with this Agreement; or

(vi)	take or omit to take any action which might impair the priority or subordination achieved or intended to be achieved by this Agreement.

(c)	Notwithstanding paragraph (b) above, the Borrower may:

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(i)	do anything prohibited by paragraph (b) above with the prior written consent of the Majority Lenders;

(ii)	make any payments on account of any Subordinated Liabilities to the extent that payment would be a Permitted Payment or otherwise not prohibited under any Finance Documents; or

(iii)	convert any Subordinated Liabilities into distributable reserves or share capital of the Borrower or undertake any other capitalisation, forgiveness, waiver, release or other discharge of those Subordinated Liabilities, in each case on a cashless basis.

(d)	The Borrower shall not agree to amend, waive or release any term of any Subordinated Loan Document except for an amendment which:

(i)	is a procedural, administrative or other similar change;

(ii)	is made solely for the conversion of a Subordinated Liability into share capital of the Borrower; or

(iii)	does not prejudice any Secured Liabilities, any Finance Party or impair the subordination achieved or intended to be achieved by this Agreement.

(e)	The Borrower shall promptly provide the Facility Agent with the copies of any Subordinated Loan Documents executed after the date of this Agreement provided that the provision of any such Subordinated Loan Document or Founder Loan Document to the Finance Parties is not restricted pursuant to confidentiality obligation binding on the Borrower.

19.20	Further Assurance

Subject to the terms of the Shareholders’ Agreement, the Borrower shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify having regard to the rights and restrictions in the Finance Documents (and in such form as the Security Agent may reasonably require in favour of that Security Agent or its nominee(s)):

(a)	to perfect the Security created or intended to be created under or evidenced by the Security Documents or for the exercise of any rights, powers and remedies of that Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)	to confer on that Security Agent or confer on the Finance Parties Security over any property and assets of the Borrower (other than any shares in the Target acquired by the Borrower under paragraph (b)(iv) of Clause 19.11 (Acquisitions and investments)) located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(c)	following the occurrence of an Acceleration Event, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

19.21	Right to offer

The Borrower shall ensure that, if the Founder (or any entity beneficially owned or controlled by the Founder) intends to incur Financial Indebtedness for the purpose of acquiring additional

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Target Shares (the “Proposed Financing”), the Founder will provide the Original Lender with the opportunity to present written proposed terms for the Proposed Financing to the Founder for his consideration. For the avoidance of doubt, this Clause 19.21 does not impose any obligation on the Borrower, the Founder or any other entity to continue discussions or negotiations with the Original Lender or any of its affiliates regarding the Proposed Financing or enter into any agreement or arrangement in relation to the Proposed Financing nor does it restrict the Founder or any other entity owned or controlled by the Founder (other than the Borrower) from discussing, negotiating, or entering into any agreement or arrangement with any other Party in connection with the Proposed Financing

19.22	Conditions subsequent

(a)	The Borrower shall, on the Closing Date, provide a copy of the duly executed Shareholders’ Agreement to the Facility Agent, provided that commercially sensitive information may be redacted and provided further that this condition subsequent will be satisfactory to the Facility Agent if the Shareholders’ Agreement is provided in the form received and approved by the Arranger prior to the Initial Utilisation Date as condition precedent pursuant to Schedule 2 (Conditions Precedent) (save for any tidy-up or administrative changes).

(b)	The Borrower shall deliver to the Facility Agent the documents set out below, in form and substance satisfactory to the Facility Agent (acting reasonably) no later than the date falling ten (10) Business Days after the Initial Utilisation Date:

(i)	the Target Share Charge duly executed by the parties thereto;

(ii)	a certified copy of the constitutional documents and statutory registers of the Target, provided that a certified copy of the memorandum and articles of association of the Target will be satisfactory to the Facility Agent if the memorandum and articles of association of the Target contains no restriction on the creation or enforcement of the Target Share Charge, and provided further that commercially sensitive information in the Target's constitutional documents that is unrelated to the nature of the share capital in respect of such shares and is unrelated to the validity, enforceability and priority of the Target Share Charge may be redacted; and

(iii)	a copy of a recent certificate of good standing of the Target issued by the Registrar of the Companies in the Cayman Islands and in any event dated no earlier than 60 days prior to the Initial Utilisation Date,

(iv)	a copy of the certificate of registration of charge issued by the BVI Registrar (as defined in the Target Share Charge) evidencing that the requirements of Part VIII of the BVI Act (as defined in the Target Share Charge) as to registration have been complied with and the filed stamped copy of the application containing the relevant particulars of the Target Share Charge; and

(v)	any share certificate, executed but undated instrument of transfer, an executed and dated irrevocable appointment of proxy and power of attorney document, a certified copy of the updated Register of Charges of the Borrower and a certified copy of the updated register of members of the Target required to be evidenced and/or delivered to the Facility Agent or the Security Agent in accordance with the Target Share Charge

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unless any failure to comply with the obligations within the time periods prescribed in this paragraph (b) is caused by an act or omission on the part of any third party, in which case no Default or Event of Default shall arise from such non-compliance and such time period shall be automatically extended for a further ten (10) Business Days to allow the Borrower and the Facility Agent to comply with the relevant obligations.

19.23	Shareholders’ Agreement

(a)	On and from the date of the Shareholders’ Agreement, the Borrower shall not amend, vary, novate, supplement, supersede, waive or terminate any term of (i) the Relevant Provision of the Shareholders’ Agreement in a manner that would be materially prejudicial to the interests of the Lenders (taken as a whole) under the Finance Documents or (ii) the provisions relating to the rights and interests of the Founder or the Borrower under the Shareholders’ Agreement in a manner that would have a Material Adverse Effect, in each case, other than with the prior written consent of the Facility Agent.

(b)	On and from the Closing Date and subject to the terms of the Shareholders’ Agreement, the Borrower shall use its commercially reasonable endeavours to ensure that the Target will not amend its constitutional documents in a manner that would be materially prejudicial to the validity, enforceability or priority of any of the Security created under the Target Share Charge other than with the prior written consent of the Facility Agent.

19.24	Accounts

(a)	The Borrower must not open or maintain any account other than the Debt Service Reserve Account and the Prepayment Account, without the prior written consent of the Facility Agent.

(b)	Without prejudice to any provisions in Clause 7.3 (Disposal of Target Shares) and 7.4 (Dividend Proceeds), the Borrower shall ensure that the Net Proceeds of any Target Share Disposal shall be paid directly by the purchaser to the Prepayment Account upon the Disposal.

20	Events of Default

Each of the events or circumstances set out in Clause 20 (Events of Default)) is an Event of Default (save for Clause 20.16 (Acceleration)).

20.1	Non-payment

The Borrower or the Parent does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	the payment is of principal or interest and payment is made within three (3) Business Days of its due date if such failure to pay is caused by administrative or technical error or any error or delay on the part of a Finance Party; or

(b)	the payment is of any other amount and payment is made within seven (7) Business Days of its due date.

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20.2	Other obligations

(a)	The Borrower or the Parent does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment)).

(b)	The Borrower does not comply with any of its obligations under Clause 19.22 (Conditions subsequent).

(c)	No Event of Default under paragraph (a) above will occur in respect of any failure to comply if the failure to comply is capable of remedy and is remedied within thirty (30) Business Days of the earlier of (i) the Facility Agent giving notice to the Borrower and (ii) the Borrower or the Parent becoming aware of the failure to comply.

(d)	No Event of Default under paragraph (a) above will occur in respect of any failure to comply with any obligation to open or maintain any bank account or to effect any transfer or withdrawal of cash from any bank account, if, in each case, the failure to comply is caused solely by the default, delay or error of a Finance Party.

20.3	Misrepresentation

(a)	Any representation or statement made or deemed to be made by the Borrower or the Parent in the Finance Documents or any other document delivered by or on behalf of the Borrower or the Parent under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur in respect of any misrepresentation if that misrepresentation is capable of remedy and is remedied within thirty (30) Business Days of the earlier of (i) the Facility Agent giving notice to the Borrower of the misrepresentation and (ii) the Borrower or the Parent becoming aware of such misrepresentation.

20.4	Cross default

(a)	Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period, or is validly declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(b)	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 20.4 in respect of any Financial Indebtedness:

(i)	if that Financial Indebtedness constitutes Subordinated Liabilities or is owing to its direct shareholder; or

(ii)	if that Financial Indebtedness is in respect of any derivative transaction which is terminated as a result of an event of default (however described) with respect to any counterparty or a credit support provider for or specified entity of any counterparty rather than with respect to the Borrower.

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20.5	Bidco Facilities Agreement

All or part of the Financial Indebtedness under the Bidco Facilities Agreement is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an Event of Default (under and as defined in the Bidco Facilities Agreement).

20.6	Insolvency

(a)	The Borrower or the Parent is unable or admits inability to pay its debts as they fall due (excluding, for this purpose, insolvency solely as a result of the value of its balance sheet liabilities exceed the value of its balance sheet assets), suspends or threatens in writing to suspend making payments on its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than any Finance Party) with a view to a general rescheduling of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of the Borrower or the Parent.

20.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal procedure or formal step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or the Parent;

(ii)	a composition, compromise, assignment or arrangement by the Borrower or the Parent with its creditors; or

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or the Parent or any of their respective material assets, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any corporate action, legal proceedings or other procedure which is frivolous or vexatious, or is being contested in good faith, and (in each case) is discharged, stayed or dismissed within thirty (30) Business Days of commencement.

20.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Borrower or the Parent having an aggregate value of US$5,000,000 (or its equivalent) or more, unless such expropriation, attachment, sequestration, distress, execution or process is being contested in good faith or is frivolous or vexatious and, in each case, is discharged, stayed or dismissed within thirty (30) Business Days.

20.9	Unlawfulness and invalidity

(a)	Subject to the Legal Reservation and Perfection Requirements, it is or becomes unlawful for the Borrower or the Parent to perform any of its material obligations under the Finance Documents to which it is a party or any material obligation or material obligations of the Borrower or the Parent under any Finance Documents to which it is

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a party are not or cease to be legal, valid, binding or enforceable which is materially adverse to the interests of the Lenders under the Finance Documents taken as a whole.

(b)	No Event of Default will occur under paragraph (a) above if such unlawfulness or invalidity is capable of remedy and is remedied within thirty (30) Business Days of the earlier of (i) the Facility Agent giving notice to the Borrower in relation to such unlawfulness or invalidity and (ii) the Borrower becoming aware of such unlawfulness or invalidity.

20.10	Expropriation

The authority or ability of the Borrower to conduct a material part of its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other public authority in relation to the Borrower on all or a substantial part of its assets and such curtailment has or would reasonably be expected to have a Material Adverse Effect.

20.11	Repudiation and rescission of agreements

Subject to the Legal Reservations and Perfection Requirements, the Borrower or the Parent rescinds or repudiates or purports (in writing) to rescind or repudiate or evidences an intention (in writing) to rescind or repudiate a Finance Document to which it is a party.

20.12	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced against the Borrower or its assets by any third party which are reasonably likely to be adversely determined against it and, if so adversely determined, would be reasonably expected to have a Material Adverse Effect.

20.13	Material adverse change

Any other event or circumstance occurs which has a Material Adverse Effect.

20.14	Cessation of business

The Borrower suspends or ceases to carry on all or a material part of its business except as a result of a Permitted Disposal and such suspension or cessation has a Material Adverse Effect.

20.15	Audit qualification

The Auditors of the Target Group qualify the Annual Financial Statements of the Target Group on the grounds that (a) the information supplied to the Auditors was unreliable or inadequate or (b) they are unable to prepare the financial statements on a going concern basis, and, in either case, such qualification is materially adverse to the interests of the Finance Parties under the Finance Documents (but excluding any qualification by reference to any possible future compliance with or breach of any Finance Documents) provided that an Event of Default will not occur under this Clause 20.15 if: (i) the Auditors state that such qualification is of a minor or technical nature; (ii) the qualification relates to the non-adoption of acquisition accounting in respect of any such Annual Financial Statements or is otherwise in terms or as to issues which, in each case, could not reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents; or (iii) where the circumstances giving rise to such qualification are capable of remedy and are remedied within thirty (30) Business Days of the date of notification of the qualification by the Auditors to the Target.

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20.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing (but subject to paragraph (b) of Clause 4.2 (Certain Funds Utilisation), the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

21	Changes to the Lenders

21.1	Assignments and transfers by the Lenders

Subject to this Clause 21 (Changes to the Lenders), a Lender (the Existing Lender) may only enter into a Transfer after the Initial Utilisation Date under the Facility with another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

21.2	Conditions of Transfers

(a)	On and following the Initial Utilisation Date, the prior written consent of the Borrower (acting in its absolute discretion) is required for a Transfer unless that Transfer is:

(i)	with ten (10) Business Days’ prior notice to the Borrower, to another Lender in the Facility, that Existing Lender’s Related Fund or Affiliate which is, in each case, a Permitted Transferee;

(ii)	made at a time when a Major Event of Default is continuing; or

(iii)	by the Original Lender under the Facility, provided that the Bidco Facilities have been repaid or refinanced in full,

and provided that the person to which such Transfer is made (either prior to or after the occurrence of an Event of Default) is not a Conflicted Lender, a Defaulting Lender, a Distressed Investor or a Non-Commercial Lender, and, for the avoidance of doubt, this paragraph (a) shall not apply to any Participation that is not a Voting Participation.

(b)	An Existing Lender may not assign or transfer any or all of its rights or obligations under the Finance Documents or change its Facility Office if such assignment or transfer would give rise to a requirement to prepay any Loan (or any part thereof) or cancel any Commitment (or any part thereof) pursuant to Clause 7.1 (Illegality) in relation to the New Lender or such Existing Lender acting through the new Facility Office.

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(c)	An assignment or transfer of part of (instead of all of) an Existing Lender's participation in respect of the Facility to a New Lender must be in an amount such that, immediately after such assignment or transfer:

(i)	the amount of that Existing Lender's remaining participation (when aggregated with its Affiliates' and Related Funds' participation) in respect of Commitment and/or the Loan(s) in respect of the Facility is a minimum amount of US$50,000,000; and

(ii)	the amount of that New Lender's participation (when aggregated with its Affiliates' and Related Funds' participation) in respect of Commitment and/or the Loan(s) in respect of the Facility is a minimum amount of US$50,000,000, or such lesser amount with the prior written consent of the Borrower.

(d)	An Existing Lender shall, simultaneously with the assignment or transfer by it of rights and/or obligations under this Agreement to a New Lender, assign to that New Lender a proportionate share of the rights held by it (in its capacity as Lender) under or in connection with the other Finance Documents.

(e)	An assignment by an Existing Lender to a New Lender will only be effective on:

(i)	receipt by the Facility Agent (whether in the applicable Assignment Agreement or otherwise) of written confirmation from such New Lender (in form and substance satisfactory to the Facility Agent) that such New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was the Original Lender; and

(ii)	the performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to such New Lender, the completion of which the Facility Agent shall promptly notify to such Existing Lender and such New Lender.

(f)	A transfer by an Existing Lender to a New Lender will only be effective if the procedure set out in Clause 21.5 (Procedure for transfer) is complied with in respect of such transfer.

(g)	If:

(i)	an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents to a New Lender or a Lender changes its Facility Office; and

(ii)	as a result of circumstances existing at the date such assignment, transfer or change occurs, the Borrower would be obliged to make a payment to such New Lender or such Lender acting through its new Facility Office under Clause 12 (Tax Gross-Up and Indemnities) or Clause 13 (Increased Costs),

then such New Lender or such Lender acting through its new Facility Office is not entitled to receive any payment under that Clause in excess of the payment the Borrower would have been required to pay to such Existing Lender or such Lender acting through its previous Facility Office under that Clause if that assignment, transfer or change had not occurred.

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(h)	Without prejudice to paragraph (b) of Clause 16.1 (Transaction expenses), if an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents to a New Lender, (A) such Existing Lender shall (unless agreed with such New Lender) bear its own fees, costs and expenses in connection with, or resulting from, such assignment or transfer (including any legal fees, taxes, notarial and security registration or perfection fees) and (B) the Borrower will not be required to pay to or for the account of such New Lender, or reimburse or indemnify such New Lender for, any fees, costs, Taxes, expenses, indemnity payments, Tax Payments, Increased Costs or other payments under a Finance Document in excess of what the Borrower would have been required to pay to such Existing Lender immediately prior to such transfer or assignment being effected, provided that, notwithstanding the foregoing:

(i)	the Borrower shall pay such New Lender in full any amount expressed to be payable by it to such New Lender under Clause 16.3 (Enforcement and preservation costs); and

(ii)	in respect of costs, fees and expenses only, the amount thereof payable or reimbursable shall be calculated by reference to the amount of such costs, fees and expenses which the Borrower is able to demonstrate it would have been required to pay to such Existing Lender immediately prior to such transfer or assignment being effected.

(i)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that each of the Facility Agent and the Security Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with any Finance Document on or prior to the date on which the applicable transfer or assignment to such New Lender becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the applicable Existing Lender would have been had it remained a Lender.

(j)	If any assignment or transfer by a Lender of its rights and/or obligations under any Finance Document is executed and purported to have effect in breach of the provisions in any Finance Document, that assignment or transfer shall be void and deemed not to have occurred and the right to vote in respect of any of the Commitment and/or participation in any Loan the subject thereof shall be suspended and such Commitment and participation shall be ignored in determining decisions requiring a vote by some or all of the Lenders, or a class or group of them, until such time as the provisions of the Finance Documents shall have been complied with.

(k)	Notwithstanding any other provision in this Clause 21, if prior to the Initial Utilisation Date an Existing Lender transfers in accordance with this Clause 21, such Existing Lender shall remain on risk and liable to fund any amount which any New Lender (or subsequent New Lender), following such Transfer is obliged to fund on any Utilisation Date, but has failed to fund on that date, as if such Transfer never occurred.

21.3	Assignment or transfer fee

Unless the Facility Agent otherwise agrees and excluding an assignment or transfer (i) to an Affiliate of a Lender or (ii) to a Related Fund of a Lender, a New Lender shall, on the date upon which an assignment or transfer by an Existing Lender to such New Lender takes effect, pay to the Facility Agent (for its own account) a fee of US$5,000.

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21.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of the Borrower or the Parent;

(iii)	the performance and observance by the Borrower, the Parent or any other Target Group Member of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to each Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower, the Parent and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by any Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower, the Parent and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

(ii)	support any losses, directly or indirectly, incurred by such New Lender by reason of the non-performance by the Borrower, the Parent of its obligations under the Transaction Documents or otherwise.

21.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 21.2 (Conditions of Transfers), a transfer by an Existing Lender of its rights and obligations under this Agreement to a New Lender is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by such Existing Lender and such New Lender. The Facility Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

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(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by an Existing Lender and a New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender (the subject of such Transfer Certificate) and, if any New Lender is not a FATCA Exempt Party, the Facility Agent has provided its approval of such transfer.

(c)	On the Transfer Date relating to a transfer by an Existing Lender of its rights and obligations under this Agreement to a New Lender:

(i)	to the extent that in the Transfer Certificate (in respect of that transfer) that Existing Lender seeks to transfer by novation its rights and obligations under this Agreement, each of the Borrower and that Existing Lender shall be released from further obligations towards one another under this Agreement and their respective rights against one another under this Agreement shall be cancelled (being the Discharged Rights and Obligations);

(ii)	the Borrower and that New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and that New Lender have assumed and/or acquired the same in place of the Borrower and that Existing Lender;

(iii)	the Facility Agent, the Arranger, the Security Agent, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had that New Lender been the Original Lender with the rights, and/or obligations acquired or assumed by it as a result of that transfer and to that extent the Facility Agent, the Arranger, the Security Agent and that Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	that New Lender shall become a Party as a Lender.

21.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 21.2 (Conditions of Transfers), an assignment by an Existing Lender of its rights under any Finance Document to a New Lender may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by that Existing Lender and that New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by an Existing Lender and a New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender (the subject of such Assignment Agreement) and, if any New Lender is not a FATCA Exempt Party, the Facility Agent has provided its approval of such assignment.

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(c)	On the Transfer Date relating to any assignment by an Existing Lender of its rights under any Finance Document to a New Lender:

(i)	that Existing Lender will assign absolutely to that New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement relating to such assignment;

(ii)	that Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in such Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	that New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)	A Lender may utilise procedures other than those set out in this Clause 21.6 to assign its rights under the Finance Documents (but not, without the consent of the Borrower or unless in accordance with Clause 21.5 (Procedure for transfer), to obtain a release by the Borrower from the obligations owed to the Borrower by such Lender nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 21.2 (Conditions of Transfers).

21.7	The Register

The Facility Agent, acting for this purpose as the agent of the Borrower, shall maintain at its address referred to in Clause 28.2 (Addresses):

(i)	each Transfer Certificate referred to in Clause 21.5 (Procedure for transfer), each Assignment Agreement referred to in Clause 21.6 (Procedure for assignment) delivered to and accepted by it; and

(ii)	with respect to the Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount owing to, each Lender from time to time (the Register) under such Facility, which may be kept in electronic form.

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Facility Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Facility Agent shall provide the Borrower with a copy of the Register within five (5) Business Days of request.

(b)	Each party to this Agreement irrevocably authorises the Facility Agent to make the relevant entry in the Register (and which the Facility Agent shall do promptly) on its behalf for the purposes of this Clause 21.7 without any further consent of, or consultation with, such Party.

(c)	The Facility Agent shall, upon request by an Existing Lender (as defined in Clause 21.1 (Assignments and transfers by the Lenders)) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in the Facility).

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21.8	Copy of Transfer Certificate, Assignment Agreement

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement send to the Borrower a copy of that Transfer Certificate, Assignment Agreement.

21.9	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 21, each Lender may, without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for that Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to that Lender under the Finance Documents.

22	Changes to the Borrower

22.1	Assignment and transfers by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

23	Role of the Facility Agent, the Security Agent and the Arranger

23.1	Appointment of the Facility Agent and the Security Agent

(a)	The Arranger and each Lender appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as security agent under and in connection with the Finance Documents.

(c)	The Arranger and each Lender authorises the Facility Agent and the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

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23.2	Duties of the Facility Agent and the Security Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Without prejudice to Clause 21.8 (Copy of Transfer Certificate, Assignment Agreement), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(e)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Security Agent, the Facility Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Facility Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 7 (Security Trust Provisions).

(g)	The Facility Agent shall provide to the Borrower as soon as practicable following a request by the Borrower (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

(h)	The duties of the Facility Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature. Neither the Facility Agent nor the Security Agent shall have any other duties save as expressly provided in the Finance Documents to which it is party.

23.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

23.4	Role of the Security Agent

The Security Agent shall not be an agent of the Borrower or the Parent under or in connection with any Finance Document.

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23.5	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent, the Security Agent (except as expressly provided in Schedule 7 (Security Trust Provisions)) or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent, the Security Agent (except as expressly provided in Schedule 7 (Security Trust Provisions) or in any Security Document) nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

23.6	Business with the Borrower and the Target Group

The Facility Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower or any Target Group Member or any of its Affiliates.

23.7	Rights and discretions of the Facility Agent and the Security Agent

(a)	The Facility Agent and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security agent for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 20.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	Each of the Facility Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Facility Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the Security Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)	Notwithstanding any provision of any Finance Document to the contrary, neither the Facility Agent nor the Security Agent is obliged to expend or risk its own funds or

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otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

23.8	Majority Lenders' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Facility Agent or Security Agent, as the case may be, in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent or Security Agent. as the case may be) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each of the Facility Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	Neither the Facility Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

23.9	Responsibility for documentation

Neither the Facility Agent, the Security Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Arranger, the Security Agent, the Borrower or any other person given in or in connection with any Finance Document;

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

23.10	No duty to monitor

Neither the Facility Agent nor the Security Agent shall be bound to enquire:

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(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

23.11	Exclusion of liability

(a)	Without limiting paragraph (b) below, neither the Facility Agent nor the Security Agent will be liable for any action taken by it, or for omitting to take action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Facility Agent or the Security Agent in respect of any claim it might have against the Facility Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent or the Security Agent may rely on this Clause 23 subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Ordinance.

(c)	Neither the Facility Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent, the Security Agent or the Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent, the Security Agent or the Arranger.

23.12	Lenders' indemnity to the Facility Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent and the Security Agent, within five Business Days of demand, against any cost, loss or liability incurred by the Facility Agent or the Security Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Facility Agent or, as the case may be, Security Agent under the Finance Documents (unless the Facility Agent or, as applicable, the Security Agent has been reimbursed by the Borrower pursuant to a Finance Document).

23.13	Resignation of the Facility Agent or the Security Agent

(a)	The Facility Agent or the Security Agent may resign and appoint one of its Affiliates (acting through an office in Hong Kong) as successor by giving notice to the other Finance Parties and the Borrower.

(b)

Alternatively the Facility Agent or the Security Agent may resign by giving thirty (30) days' notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent

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or, as the case may be, Security Agent provided that such Facility Agent or Security Agent is a Qualified Lender.

(c)	If the Majority Lenders have not appointed a successor Facility Agent or, as the case may be, Security Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the retiring Facility Agent or, as the case may be, Security Agent (after consultation with the Borrower) may appoint a successor Facility Agent or, as the case may be, the Security Agent.

(d)	The retiring Facility Agent or the Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Facility Agent or Security Agent under the Finance Documents.

(e)	The resignation notice of the Facility Agent or the Security Agent shall only take effect upon the appointment of a successor and, in the case of the Security Agent, upon the transfer of all of the Charged Assets to that successor.

(f)	Upon the appointment of a successor, the retiring Facility Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 23. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent or, as the case may be, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrower.

(h)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents:

(i)	the Facility Agent fails to respond to a request under Clause 12.8 (FATCA Information) and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 12.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign.

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23.14	Confidentiality

(a)	The Facility Agent (in acting as agent for the Lenders) and the Security Agent (in acting as security agent for the Finance Parties) shall be regarded as acting through their respective agency or security agency division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Facility Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent, the Security Agent nor the Arranger are obliged to disclose to any person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of any contractual or fiduciary duty.

23.15	Relationship with the Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 28.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 28.2 (Addresses) and paragraph (a)(ii) of Clause 28.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

23.16	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Facility Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower and the Target Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

23.17	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

23.18	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent or the Security Agent under the Finance Documents the Facility Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

23.19	Currency Conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency (the first currency) to another (the second currency), at the Security Agent's spot rate of exchange for the purchase of the second currency with the first currency at or about 11:00 a.m. on a particular day.

(b)	The obligations of the Borrower to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

23.20	Security trust provisions

The provisions of Schedule 7 (Security Trust Provisions) shall bind each Party.

24	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

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(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

25	Sharing Among the Finance Parties

25.1	Payments to Finance Parties

Subject to paragraph (b) below, if a Finance Party (a Recovering Finance Party) receives or recovers any amount from the Borrower other than in accordance with Clause 26 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 26 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 26.6 (Partial payments).

25.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 26.6 (Partial payments) towards the obligations of the Borrower to the Sharing Finance Parties.

25.3	Recovering Finance Party's rights

On a distribution by the Facility Agent under Clause 25.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from the Borrower, as between the Borrower and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the Borrower.

25.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

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(b)	as between the Borrower and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the Borrower.

25.5	Exceptions

(a)	This Clause 25 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 25, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

26	Payment Mechanics

26.1	Payments to the Facility Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower (subject to Clause 26.10 (Payments to the Security Agent)) or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the currency of such place and in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

26.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 26.3 (Distributions to the Borrower), Clause 26.4 (Clawback) and Clause 26.10 (Payments to the Security Agent)) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of the currency of that payment.

26.3	Distributions to the Borrower

The Facility Agent may (with the consent of the Borrower referred to below or in accordance with Clause 27 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

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26.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

26.5	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, a Party which is required to make a payment under the Finance Documents to the Facility Agent for the account of any person in accordance with Clause 26.1 (Payments to the Facility Agent) may instead either pay that amount direct to such person or pay that amount to an interest-bearing account held with an Approved Bank within the meaning of paragraph (a) of the definition of Approved Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Party making that payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties). In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 26.5 shall be discharged of the relevant obligation to make that payment under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of that trust account.

(d)	A Paying Party that has made a payment to a trust account (on account of any amount payable by such Paying Party to a Receiving Party) shall, promptly upon request by that Recipient Party and to the extent that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom that trust account is held to transfer such amount so paid into and held in such account (together with any accrued interest thereon) to that Recipient Party.

26.6	Partial payments

(a)	If the Facility Agent receives a payment for application against amounts due in respect of any Finance Documents from the Borrower that is insufficient to discharge all the amounts then due and payable by the Borrower under those Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under those Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent and the Security Agent under the Finance Documents;

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(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under the Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.

(c)	Paragraphs (a) to (b) above will override any appropriation made by the Borrower.

26.7	Set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum pursuant to paragraph (a) above, interest is payable on such principal or Unpaid Sum at the rate payable on the original due date.

26.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, US$ is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated pursuant to this Agreement on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which that interest is payable was denominated pursuant to this Agreement when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which such costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than US$ shall be paid in that other currency.

26.10	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)	the Borrower to pay all sums due under any Finance Document; or

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(b)	the Facility Agent to pay all sums received or recovered from the Borrower under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents or Schedule 7 (Security Trust Provisions).

26.11	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower ) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect that change in currency.

26.12	Disruption to payment systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 32 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including for negligence, gross negligence or any other category of liability

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whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 26.12; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

27	Set-Off

Following an Acceleration Event, a Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If such obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of that set-off.

28	Notices

28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents by one Party to another Party shall be made in writing and, unless otherwise stated, may be made by fax or letter.

28.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent or the Security Agent, that identified with its name below,

or any substitute address, fax number or department or officer as that Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice.

28.3	Delivery

(a)	Any communication or document made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

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(b)	Any communication or document to be made or delivered to the Facility Agent or the Security Agent will be effective only when actually received by the Facility Agent or the relevant Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or Security Agent’s signature below (or any substitute department or officer as the Facility Agent or Security Agent shall specify for this purpose).

(c)	Subject to Clause 28.5 (Communication when Agent is Impaired Agent), all notices from or to the Borrower under or in connection with any Finance Document shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 28.3 will be deemed to have been made or delivered to the Borrower.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

28.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 28.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

28.5	Communication when Agent is Impaired Agent

If the Facility Agent is an Impaired Agent, (a) the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (b) (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed to replace such Impaired Agent.

28.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that these two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties;

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any such electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or Security Agent shall specify for this purpose.

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(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

28.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29	Calculations and Certificates

29.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

29.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

29.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred sixty (360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

30	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies

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provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

32	Amendments and Waivers

32.1	Required consents

(a)	Subject to Clause 32.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 32.

(c)	Without prejudice to the generality of paragraph (c) of Clause 23.7 (Rights and discretions of the Facility Agent and the Security Agent), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any Request under the Finance Documents.

32.2	Exceptions

(a)	Subject to Clause 32.3 (Structural Adjustment) and Clause 32.4 (Release of Security), an amendment, waiver of or (in the case of a Security Document) a consent of, or in relation to any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of Change of Control, Majority Lenders or Structural Adjustment in Clause 1.1 (Definitions);

(ii)	a change to the Borrower (without prejudice to the provisions in this Agreement regarding release of guarantees and Transaction Security) other than in accordance with Clause 22 (Changes to the Borrower);

(iii)	any provision which expressly requires the consent of all the Lenders;

(iv)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 21 (Changes to the Lenders), Clause 25 (Sharing Among the Finance Parties), this Clause 32, Clause 35 (Governing Law) or Clause 36.1 (Jurisdiction);

(v)	the release of any Security created pursuant to any Security Documents or of any Charged Assets (except as provided in any Finance Documents); or

(vi)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of the Transaction Security or the manner in which the proceeds of enforcement of the Transaction Security are distributed;

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver that relates in any material respect to the rights or obligations of the Facility Agent, the Arranger or the Security Agent may not be effected without the consent of the Facility Agent, the Arranger or the Security Agent.

(c)	Any Lender may (with the prior consent of the Borrower) elect to:

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(i)	waive all or part of its share of any prepayment to be made in accordance with Clause 7.3 (Disposal of Target Shares), Clause 7.4 (Dividend Proceeds) or Clause 7.7 (Voluntary prepayment of Loan), in which case, the waived prepayment amount will be applied in prepayment pro rata between the other Lenders participating in the Loan(s) (as the case may be) to be prepaid and/or retained by the Borrower and may be applied as the Borrower shall determine (in its sole discretion); or

(ii)	extend the date for payment of any amount payable to it (including any date for repayment of its share of any Repayment Instalment or any Loan, including upon maturity thereof), in each case without the consent of any other Lender; or

(iii)	agree that a cancellation of Commitments (in respect of the Facility) will not reduce its Commitment rateably with other Lenders.

(d)	Mandatory prepayments which may become payable pursuant to Clause 7 (Prepayment and Cancellation) but which have not yet accrued or which have not yet become due can be waived with the approval of the Majority Lenders, provided that, in the case of prepayment pursuant to Clause 7.2 (Change of Control), the right of a Lender to that prepayment may only be waived with the consent of that Lender.

(e)	The Facility Agent may agree with the Borrower at any time any amendment to or modification of a Finance Document which is minor or technical in nature or which is necessary to correct a manifest error.

(f)	Any determination by the Facility Agent or the Security Agent in relation to whether the documents and other evidence listed in or referred to in Schedule 2 (Conditions Precedent) has been delivered to it in a satisfactory form and substance or in connection with the granting of Security under the Security Documents shall be made on the instructions of the Majority Lenders (in each case acting reasonably) and the Facility Agent's or the relevant Security Agent's confirmation as to the satisfactory nature of such conditions, and the Majority Lenders' instruction of such satisfaction, will not be unreasonably withheld or delayed, and shall at all times be made subject to the terms of any confirmation given by the Arranger or referred to in any conditions precedent satisfaction letter issued by the Facility Agent, which shall bind each Finance Party.

32.3	Structural Adjustment

If any amendment, waiver or consent is a Structural Adjustment, that amendment, waiver or consent may be made with the consent of the Borrower and:

(a)	each Lender that assumes a commitment or an increased commitment in the relevant additional tranche or facility or whose commitment is being increased, extended or redenominated or to whom any amount is due and payable which is being reduced, deferred or redenominated pursuant to such Structural Adjustment (as the case may be) (the Participating Lender); and

(b)	the Majority Lenders (for which purpose the existing Commitments of each Participating Lender will be taken into account, together with the Commitments of the other Lenders).

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32.4	Release of Security

(a)	Notwithstanding any other provision of any Finance Document to the contrary, each Lender irrevocably and unconditionally agrees to and hereby irrevocably and unconditionally instruct and authorise the Facility Agent and the Security Agent to (without further request to, consent, confirmation or any other action from any Lender at the proposed time of the release), promptly and in any event within five (5) Business Days of the Borrower’s written request, to enter into such release documents as requested by the Borrower in order to effect a release of the Target Share Charge and the Target Shares subject to Transaction Security for the purpose of facilitating or completing any Permitted Transaction (a Permitted Security Release).

(b)	In relation to paragraph (a) and (b) of the definition of Permitted Transaction, the Borrower shall procure that first priority Transaction Security is re-granted over the Target Shares so released pursuant to paragraph (a) above as soon as reasonably practicable and within:

(i)	(in the case of a completed Permitted IPO or restructuring required to effect such Permitted IPO) 60 Business Days after the completion of such Permitted IPO or the restructuring required to effect such Permitted IPO (as the case may be); or

(ii)	(in the case of an application for a Permitted IPO which has been submitted but then withdrawn or rejected) 60 Business Days after such withdrawal or rejection,

and in any event (including in the event that any such Permitted IPO or restructuring does not occur) no later than 10 Months from the release of the Transaction Security over such Target Shares (subject to extension of a further 6 Months at the request of the Borrower made on a date falling no later than the date falling 9 Months from such release date and the consent of the Facility Agent (acting on the instruction of all the Lenders, such consent not to be unreasonably withheld, delayed or rejected), provided that in the case of the Permitted IPO, subject to permissibility under any applicable law or regulation (including stock exchange or listing rules) to create Transaction Security over such Target Shares released for the purpose of a Permitted IPO, no Default or Event of Default shall arise in connection with or as a result of such failure to comply with this paragraph (b) as a result of any restriction under applicable law or regulation (including stock exchange or listing rules) for the purpose of completing a Permitted IPO and to the extent such restrictions on the re-granting of Transaction Security under such applicable laws or regulations (including stock exchange or listing rules) fall away, first priority Transaction Security shall be re-granted over such Target Shares promptly within 20 Business Days after the date on which such restrictions fall away and the Borrower shall use commercially reasonable endeavours to enter into good faith discussions with the Facility Agent (acting on the instructions of all the Lenders) with a view to providing alternative but equivalent Transaction Security, collaterals or other credit enhancement measures that are sufficient to put the Lenders in the same credit position as if such release had not been or would not be implemented.

(c)	The Borrower shall not create or permit to subsist any Security over the Target Shares so released pursuant to paragraph (a) above or dispose of such Target Shares until the Transaction Security is granted over such Target Shares in accordance with paragraph (b) above.

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32.5	Replaceable Lender

If at any time any Lender is or becomes a Replaceable Lender, then the Borrower may at any time (at the cost of the Borrower) whilst that Lender continues to be a Replaceable Lender:

(a)	on three (3) Business Days' prior written notice to the Facility Agent and such Replaceable Lender, replace such Replaceable Lender by requiring such Replaceable Lender to (and, to the extent permitted by law, such Replaceable Lender shall) transfer pursuant to Clause 21 (Changes to the Lenders):

(i)	in the case of any Replaceable Lender other than a Non-Consenting Lender, all (and not part only) of its rights and obligations under this Agreement; or

(ii)	in the case of any Non-Consenting Lender, such portion of its rights and obligations under this Agreement that corresponds to the portion of its Commitment(s) (in respect of which it has not exercised the votes attributable thereto to consent to the applicable decision, waiver, amendment or consent referred to in the definition of Non-Consenting Lender, including where it has exercised such votes to reject such decision, waiver, amendment or consent), to a Lender or another person selected by the Borrower (a Replacement Lender) and which confirms its willingness to assume and does assume all the obligations of such transferring Replaceable Lender (or, in the case of paragraph (a)(ii)  all of the obligations of such transferring Replaceable Lender that corresponds to the Commitment(s) specified in paragraph (a)(ii)  in accordance with Clause 21 (Changes to the Lenders) (including the assumption of such transferring Replaceable Lender's participation in the Facility on the same basis as such transferring Replaceable Lender) for a purchase price in cash payable at the time of such transfer in an amount equal to (A) the outstanding principal amount of such Replaceable Lender's participation in the outstanding Utilisation(s) (to be so transferred) and all accrued interest and/or Break Costs and other amounts payable in relation thereto in favour of such transferring Replaceable Lender under the Finance Documents (without any other premium or penalty) or (B) such lesser amount agreed between the Borrower, such Replaceable Lender and such Replacement Lender; or

(b)	(in the case of any Replaceable Lender other than an Illegal Lender) give the Facility Agent notice of the cancellation of the Commitment(s) of that Replaceable Lender and its intention to procure the repayment of that Replaceable Lender's participation in the Utilisation(s) (a Cancellation Notice).

32.6	Conditions of replacement of a Replaceable Lender

(a)	The replacement of a Replaceable Lender pursuant to paragraph (a) of Clause 32.5 (Replaceable Lender) shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Facility Agent or the Security Agent;

(ii)	neither the Facility Agent nor such Replaceable Lender nor any other Finance Party shall have any obligation to the Borrower to find a Replacement Lender;

(iii)	in no event shall such Lender replaced under this Clause 32.6 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

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(iv)	such Replaceable Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) of Clause 32.5 (Replaceable Lender) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(b)	A Replaceable Lender shall perform the checks described in paragraph (a)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) of Clause 32.5 (Replaceable Lender) above and shall notify the Facility Agent and the Borrower when it is satisfied that it has complied with those checks.

32.7	Cancellation and repayment of a Replaceable Lender (other than an Illegal Lender)

In the case where the Borrower gives a Cancellation Notice in respect of a Replacement Lender pursuant to paragraph (b) of Clause 32.5 (Replaceable Lender):

(a)	upon such Cancellation Notice becoming effective (as specified in such Cancellation Notice), the Commitment of that Replaceable Lender in respect of the Facility shall immediately be reduced to zero; and

(b)	to the extent that such Replaceable Lender's participation in a Utilisation has not been transferred pursuant to paragraph (a) of Clause 32.5 (Replaceable Lender), the Borrower shall, on the last day of the first Interest Period (relating to such Utilisation) which ends after the Borrower delivered such Cancellation Notice (or, if earlier, the date specified by the Borrower in that Cancellation Notice) repay that Replaceable Lender's participation in such Utilisation together with all interest thereon and other amounts accrued under the Finance Documents in relation thereto (together with Break Costs and other amounts payable).

32.8	Disenfranchisement of Conflicted Lenders, Defaulting Lenders and Non-Responding Lenders

(a)	In ascertaining the Majority Lenders or whether the agreement of Lender(s) holding any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or the Commitments (in respect of the Facility) has been obtained to approve any Request, the Commitment (in respect of the Facility) of any Conflicted Lender, any Defaulting Lender and any Non-Responding Lender will be deemed to be zero and its status as a Lender ignored.

(b)	For the purposes of this Clause 32.8, the Facility Agent may assume that the following Lenders are Conflicted Lenders or Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Conflicted Lender or a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender or paragraphs (a), (b) or (c) of the definition of Conflicted Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that such Lender has ceased to be a Conflicted Lender or a Defaulting Lender.

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33	Confidentiality

33.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 33.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

33.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom such Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient of such Confidential Information is subject to professional obligations to maintain the confidentiality of such Confidential Information or is otherwise bound by requirements of confidentiality in relation to such Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any Participation and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 21.9 (Security over Lenders' rights);

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(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking and such Confidentiality Undertaking has been duly executed by all parties to it and (unless an Event of Default has occurred and is continuing) delivered to the Borrower prior to the provision of any Confidential Information, except that there shall be no requirement for a Confidentiality Undertaking if the recipient of such Confidential Information is a professional adviser and is subject to professional obligations to maintain the confidentiality of such Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom such Confidential Information is to be given has entered into a Confidentiality Undertaking and such Confidentiality Undertaking has been duly executed by all parties to it and (unless an Event of Default has occurred and is continuing) delivered to the Borrower prior to the provision of any Confidential Information, or is otherwise bound by requirements of confidentiality in relation to such Confidential Information it receives and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

provided that unless a Confidentiality Undertaking has been entered into between such Finance Party and the relevant potential New Lender to which such Finance Party is proposing to assign or transfer any or all of its rights and/or obligations under any Finance Document, that assignment or transfer to that potential New Lender shall not be effective;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if such service provider to whom such Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With

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Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and that Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower if such rating agency to whom such Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

33.3	Entire agreement

This Clause 33 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

33.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

33.5	Continuing obligations

The obligations in this Clause 33 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)	the date on which all amounts payable by the Borrower under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

34	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35	Governing Law

This Agreement is governed by laws of Hong Kong.

36	Enforcement

36.1	Jurisdiction

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute).

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(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 36.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(i)	irrevocably appoints Ogier Global (Hong Kong) Limited with its registered office at 11th Floor Central Tower 28 Queen's Road Central Hong Kong (or such other registered office as the Borrower may notify to the Facility Agent in writing after the Signing Date) as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

(iii)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement and executed as a deed by the Borrower and is intended to be and is delivered by them as a deed on the date specified above.

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Schedule 1
The Original Lenders

Name of Original Lender	Commitment

China Merchants Bank Co., Ltd. Shanghai Branch (招商银行股份有限公司上海分行)	US$450,000,000

Total Commitments:	US$450,000,000

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Schedule 2

Conditions Precedent

1.	The Borrower and the Parent

(a)	A copy of (i) the constitutional documents of the Borrower and the Parent (being its memorandum of association, articles of association and certificate of incorporation (including any certificate of change of name (if any)); (ii) the statutory registers (being the register of directors, register of members, register of charges (if any); and (iii) a certificate of incumbency issued by its registered agent in the British Virgin Islands of each of the Borrower and the Parent.

(b)	A copy of the written resolutions of the board of directors (or an equivalent body) of each of the Borrower and the Parent:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, the Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)	A certificate of an Authorised Signatory of each of the Borrower and the Parent:

(i)	certifying that each copy document relating to it specified in this Schedule 2 (other than the Shareholders’ Agreement as specified in Paragraph 5(e) which shall be certified to be in agreed form) is correct, complete and in full force and effect as at a date no earlier than the date of such certificate; and

(ii)	confirming that borrowing, guaranteeing or securing, as applicable, the Total Commitments would not cause any borrowing, guaranteeing or securing (as applicable) or similar limit binding on the Borrower or the Parent to be exceeded;

(e)	A certificate of a director of the Borrower confirming that each of the conditions to the subscription of shares under the Share Subscription Agreement has been or will be satisfied (or waived, where such waiver is not materially adverse to the interests of the Finance Parties (taken as a whole, acting reasonably)) prior to or on the Closing Date (other than payment of the subscription price under the Share Subscription Agreement or any other matter or condition which by its terms cannot be satisfied until the consummation of the Merger or following the Merger or to the extent it is not reasonably likely to materially and adversely affect the interests of the Lenders or with the consent of the Facility Agent (acting on the instruction of the Majority Lenders, such consent not to be unreasonably withheld or delayed).

(f)	A copy of the written resolutions of the sole shareholder of the Borrower approving

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amendments to its articles of association which is registered and stamped by the Registrar of Corporate Affairs of the BVI provided that this condition precedent shall be satisfactory to the Facility Agent to the extent any restriction in relation to the creation and enforcement of Borrower Share Charge has been removed under such written resolutions.

2.	Financing Documents

A copy of each of the following Finance Documents:

(a)	this Agreement; and

(b)	the Fee Letter.

3.	Security

(a)	A copy of each of:

(i)	the Parent Assignment Agreement;

(ii)	the Borrower Share Charge; and

(iii)	the Borrower Account Charge,

each duly executed by the parties thereto.

(b)	Any other document, evidence or deliverable required to be evidenced and/or delivered to the Facility Agent or the Security Agent prior to the Initial Utilisation Date in accordance with the Security Documents described in paragraph 3(a) above.

4.	Legal opinions

(a)	A legal opinion of Linklaters, Hong Kong, legal advisers to the Arranger and the Facility Agent as to the laws of Hong Kong, substantially in the form approved by each Original Lender prior to signing this Agreement.

(b)	A legal opinion of Harney Westwood & Riegels, legal advisers to the Arranger and the Facility Agent as to the laws of the British Virgin Islands, substantially in the form approved by each Original Lender prior to signing this Agreement.

(c)	A legal opinion of JunHe LLP, legal advisers to the Arranger and the Facility Agent as to the laws of the PRC, substantially in the form approved by each Original Lender prior to signing this Agreement.

5.	Other documents and evidence

(a)	Evidence that each of the Borrower and the Parent has appointed process agent in Hong Kong under the Finance Documents to which they are a party.

(b)	(i) A copy of the financial statements described in paragraph (a) of the definition of “Original Financial Statements” and (ii) the short form statement regarding the financial position of the Borrower for the Financial Half-Year ended 30 June 2021.

(c)	A copy of the duly executed Share Subscription Agreement provided that commercially sensitive information may be redacted.

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(d)	A copy of the Funds Flow Statement provided that this condition precedent shall not be disclosed to any person other than the Arranger and the Facility Agent (not any other Finance Party), and it will be satisfactory to the Facility Agent if it shows the payments as contemplated in the Transaction Documents and the payment of fees and expenses as contemplated in the Fee Letter and contains an up to date sources and uses table.

(e)	A copy of the agreed form Shareholders’ Agreement together with a copy of the Borrower’s duly executed signature page thereto, provided that commercially sensitive information may be redacted and provided further that this condition precedent will be satisfactory to the Facility Agent if the Shareholders’ Agreement is provided in the form received and approved by the Arranger prior to the Signing Date save for any amendments or waivers which are not materially adverse to the interests of the Lenders (taken as a whole, acting reasonably) under the Finance Documents or any other changes or amendments approved by the Arranger (acting reasonably with such approval not to be unreasonably withheld or delayed) and provided that (i) all restrictions in relation to the granting of and enforcement of the Target Share Charge have been removed; (ii) it shows the allocation percentage and vesting conditions of the Founder’s and/or the Borrower’s entitlement under the ESOP Scheme (if any); and (iii) it shows each shareholder’s shareholding in the Target as at the Closing Date (and the relevant provisions in the Shareholders’ Agreement covering the requirements in (i) and (ii) above is known as the Relevant Provision).

(f)	Evidence that the equity contribution (by way of the Borrower rolling over its existing shares in the Target) is not less than 65 per cent. of the aggregate amount of the capital contribution required to be injected by the Borrower to the Target pursuant to the Share Subscription Agreement (the “Required Equity Contribution Proportion”) provided that to the extent that the Shareholders’ Agreement or Funds Flow Statement contains all necessary information for the Facility Agent to ascertain the Required Equity Contribution Proportion requirement has been complied with, this condition precedent shall be deemed satisfactory to the Facility Agent provided that, the capital contribution of the Borrower shall be deemed to be equal to (i) the aggregate number of shares set forth in the column titled “Closing Date Shares” opposite the name of the Borrower in Part A of Schedule 1 to the Shareholders’ Agreement, multiplied by (ii) US$79.05.

(g)	A copy of (A) minutes of the extraordinary general meeting of the Target approving the Merger and resolutions of the board of the Target approving the Merger; (B) written confirmation (including by electronic mail) from the U.S. Securities and Exchange Commission (or the U.S. legal advisor to the special committee of the Target) confirming that the U.S. Securities and Exchange Commission has no comments on the Schedule 13E-3 and proxy statement in respect of the Merger filed by the Target and the Investors; and (C) near-final plan of merger and other related ancillary documents in respect of the Merger required for merger filing in the Cayman Islands.

(h)	A copy of the Bidco Facilities Agreement.

(i)	Evidence that the Debt Service Reserve Account and the Prepayment Account have been established.

(j)	Evidence that an amount equal to the Required DSRA Balance applicable as at the Initial Utilisation Date has been or will be deposited into the Debt Service Reserve Account on or prior to the Initial Utilisation Date.

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(k)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Initial Utilisation Date.

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Schedule 3

Utilisation Requests

From:	RY Elevate Inc.

To:	China Merchants Bank Co., Ltd. Shanghai Branch (招商银行股份有限公司上海分行)

Dated:

Dear Sirs

RY Elevate Inc. - US$450,000,000 Facility Agreement
dated [●] (the Facility Agreement)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Total Amount:	[ ] or, if less, the Available Facility

Purpose and Relevant Amount:	[ ] to be applied for the purpose set out in paragraph [(a)[(i)]/[(ii)]/[(iii)]]/[(b)]/[(c)]/[(d)] of Clause 3.1 (Purpose) of the Facility Agreement[1]

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Certain Funds Utilisation) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be initially credited to the Debt Service Reserve Account.

5.	This Utilisation Request is irrevocable.

Yours faithfully

_______________________

authorised signatory for
RY Elevate Inc.

1 Note: please insert the relevant amount for each purpose separately

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Schedule 4

Form of Transfer Certificate

To:	China Merchants Bank Co., Ltd. Shanghai Branch (招商银行股份有限公司上海分行) as Facility Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

RY Elevate Inc. - US$450,000,000 Facility Agreement
dated [●] (the Facility Agreement)

1.	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement shall have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 21.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment(s), participation in Loans, rights and obligations referred to in the Schedule in accordance with Clause 21.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 28.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 21.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by the laws of Hong Kong.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

Commitment(s) Transferred (Hong Kong Dollars)	Participation in Loan(s) Transferred (Hong Kong Dollars)	Next Interest Payment Date

[●]	[●]	[●]

Administration Details:

New Lender’s Standing Payment Instructions:	[ ]

Facility Office address:	[ ]

Telephone:	[ ]

Fax:	[ ]

[Email Address:]	[ ]

Attn/Ref:	[ ]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [                   ].

China Merchants Bank Co., Ltd. Shanghai Branch (招商银行股份有限公司上海分行) as Facility Agent

By:

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Schedule 5

Form of Assignment Agreement

To:	China Merchants Bank Co., Ltd. Shanghai Branch (招商银行股份有限公司上海分行) as Facility Agent and RY Elevate Inc. as the Borrower

From:	[the Existing Lender] (the Existing Lender) and [the New Lender] (the New Lender)

Dated:

RY Elevate Inc. - US$450,000,000 Facility Agreement
dated [●] (the Facility Agreement)

1.	We refer to the Facility Agreement. This is an Assignment Agreement. Terms defined in the Facility Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 21.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Facility Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 28.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 21.4 (Limitation of responsibility of Existing Lenders).

7.	This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 21.8 (Copy of Transfer Certificate, Assignment Agreement), to the Borrower of the assignment referred to in this Assignment Agreement.

8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

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9.	This Assignment Agreement is governed by the laws of Hong Kong.

10.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

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THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices, account details for payments and New Lender’s Standing Payment Instructions]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [                  ].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

China Merchants Bank Co., Ltd. Shanghai Branch (招商银行股份有限公司上海分行) as Facility Agent

By:

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Schedule 6

Timetables

“D - ” refers to the number of Business Days before the relevant Utilisation Date/the first (1st) day of the relevant Interest Period unless otherwise specified below.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D – two (2) Business Days 10:00 a.m. (or such shorter time as agreed to by the Facility Agent)
Facility Agent notifies the Lenders of a Loan in accordance with Clause 5.4 (Proceeds of Utilisation)	D - 2 5:00 p.m.
LIBOR is fixed	Quotation Day as of 11:00 a.m. (London time)
Delivery of a duly completed Selection Notice (Clause 9.1 (Selection of Interest Periods))	D - 2 11:00 a.m.
Facility Agent notifies the Borrower and the Lenders of the rate of interest in accordance with Clause 8.4 (Notification of rates of interest)	D - 1 10:00 a.m.
Reference Bank Rate calculated by reference to available quotations in accordance with Clause 10.1 (Calculation of Reference Bank Rate)	By 6:00 pm on the Business Day following the Quotation Day
Facility Agent notifies the Borrower and the Lenders of the Required DSRA Balance in accordance with paragraph (b) of Clause 19.13 (Debt Service Reserve Account)	D - 1 10:00 a.m.

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Schedule 7
Security Trust Provisions

1.	Definitions

In this Schedule:

Security Property means all right, title and interest in, to and under any Security Document, including:

(a)	the Charged Assets;

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.

2.	Declaration of trust

The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property in trust for the benefit of the Finance Parties on the terms of the Finance Documents.

3.	Defects in Security

The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.

4.	No enquiry

The Security Agent may accept without enquiry, requisition, objection or investigation such title as the Borrower may have to any Charged Assets.

5.	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Charged Assets in such manner as it sees fit (including allowing the Borrower to retain them) except in the case of a mortgage by deposit of title deeds where the title deeds and other documents relating to any of the Charged Assets shall be deposited with the Security Agent (or an agent appointed by the Security Agent).

6.	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7.	Basis of distribution

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To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:

(a)	any sums due or owing to any Finance Party as at that date; and

(b)	such other matters as it thinks fit.

8.	Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in Hong Kong, even though it is entitled to remuneration.

9.	No duty to collect payments

The Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Assets.

10.	Appropriation

(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

11.	Investments

All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.

12.	Suspense Account

Subject to paragraph 13 below the Security Agent may:

(a)	hold in an interest bearing suspense account any money received by it from the Borrower; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 12 above.

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13.	Timing of Distributions

Distributions by the Security Agent shall be made as and when determined by it.

14.	Delegation

(a)	The Security Agent may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.

(b)	The Security Agent will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security agent,

provided that it exercises reasonable care in selecting that agent, delegate or security agent.

15.	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

16.	Lenders

The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Facility Agent to the contrary.

17.	Execution by way of deed

The Security Agent shall have the right to enter into any document relating to any Finance Document by way of deed.

18.	Perpetuity Period

The perpetuity period for the trusts created by the Finance Documents shall be eighty (80) years from the Signing Date.

19.	Trustee Ordinance

129	Project Elevate (Founder Financing) - Facility Agreement

Where there are inconsistencies between the Trustee Ordinance (Cap. 29 of the Laws of Hong Kong) (the Trustee Ordinance) and the express provisions of any Finance Document, the provisions of such Finance Document shall, to the extent permitted by law, shall constitute a restriction or exclusion for the purposes of the Trustee Ordinance.

130	Project Elevate (Founder Financing) - Facility Agreement

Schedule 8
Approved Banks

(in alphabetical order)

1.	Agricultural Bank of China
2.	Australia and New Zealand Bank
3.	Bank of America
4.	Bank of China
5.	Bank of Communication
6.	Bank of Shanghai
7.	China Construction Bank
8.	China Merchants Bank
9.	China Minsheng Bank
10.	CTBC Bank Co., Ltd.
11.	Citibank
12.	CITIC
13.	Dalian Bank
14.	Guangzhou Rural Commercial Bank
15.	HSBC
16.	Industrial and Commercial Bank of China
17.	Industrial Bank
18.	Jiangsu Bank
19.	JP Morgan Chase Bank
20.	Luzhou Commercial Bank
21.	Pinan Bank
22.	Postal Saving Bank
23.	Shanghai Pudong Development Bank
24.	Shenzhen Rural Commercial Bank
25.	Société Générale
26.	Standard Chartered Bank
27.	Cathay United Bank, Co., Ltd.
28.	Taipei Fubon Commercial Bank Co., Ltd.
29.	Barclays Bank
30.	ING
31.	Silicon Valley Bank

131	Project Elevate (Founder Financing) - Facility Agreement

Schedule 9
Selection Notice

To:	China Merchants Bank Co., Ltd. Shanghai Branch (招商银行股份有限公司上海分行) as Facility Agent

From:	RY Elevate Inc.

Dated:

Dear Sirs

RY Elevate Inc. - US$450,000,000 Facility Agreement
dated [●] (the Facility Agreement)

1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan with an Interest Period ending on [●].

3.	We request that the next Interest Period for the above Loan is [●].

This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

RY Elevate Inc.

132	Project Elevate (Founder Financing) - Facility Agreement

SIGNATURES

THE BORROWER

RY ELEVATE INC.

By	/s/ Rick Yan

Address:	Building 3, No. 1387, Zhang Dong Road, Shanghai 201203, People’s Republic of China
Attention	Wing Fai Rick Yan
Tel:	+86-21-6160-1888

[Signature page to Project Elevate (Founder Financing) – Facility Agreement]

[Signature page to Project Elevate (Founder Financing) – Facility Agreement]

[Signature page to Project Elevate (Founder Financing) – Facility Agreement]

[Signature page to Project Elevate (Founder Financing) – Facility Agreement]

[Signature page to Project Elevate (Founder Financing) – Facility Agreement]